Form 10KSB, Exhibit 13
period 2003-12-31
DEKALB BANKSHARES INC
filed 2004-03-30
CIK 1267970

EXHIBIT 13




















                            Portions of Registrant's
                              2003 Annual Report to
                            Shareholders Incorporated
                       by Reference into 2003 Form 10-KSB

                             Selected Financial Data

The following selected financial data for the years ended December 31, 2003 and 2002 is derived from the financial statements and other data of the Company. The selected financial data should be read in conjunction with the financial statements of the Company, including the accompanying notes, included elsewhere herein.

(Dollars in thousands)                                                                                2003                   2002
                                                                                                      ----                   ----
Income Statement Data:
     Interest income ................................................................              $  1,523               $  1,212
     Interest expense ...............................................................                   429                    415
                                                                                                   --------               --------
     Net interest income ............................................................                 1,094                    797
     Provision for loan losses ......................................................                    95                     97
                                                                                                   --------               --------
     Net interest income after provision for loan losses ............................                   999                    700
     Noninterest income .............................................................                   347                    201
     Noninterest expense ............................................................                 1,265                  1,169
                                                                                                   --------               --------
     Income (loss) before income taxes ..............................................                    81                   (268)
     Income tax expense (benefit) ...................................................                    31                    (99)
                                                                                                   --------               --------
         Net income (loss) ..........................................................              $     50               $   (169)
                                                                                                   ========               ========

Balance Sheet Data:
     Assets .........................................................................              $ 33,035               $ 25,618
     Earning assets .................................................................                30,485                 22,939
     Securities (1) .................................................................                 6,939                  4,086
     Loans (2) ......................................................................                21,624                 16,620
     Allowance for loan losses ......................................................                   305                    245
     Deposits .......................................................................                23,847                 17,368
     Shareholders' equity ...........................................................                 5,112                  5,135

Per-Share Data:
     Earnings (losses) per-share ....................................................              $   0.08               $  (0.28)
     Book value (period end) ........................................................                  8.39                   8.43
     Tangible book value (period end) ...............................................                  8.39                   8.43

Selected Ratios:
     Return on average assets .......................................................                  0.17%                 (0.78)%
     Return on average equity .......................................................                  0.98%                 (3.25)%
     Net interest margin (3) ........................................................                  4.22%                  4.12%
     Efficiency (4) .................................................................                 90.38%                117.39%
     Average equity to average assets ...............................................                 17.88%                 23.98%

----------------------
(1)  All securities are available for sale and are stated at fair value.
(2)  Loans are stated at gross amounts before allowance for loan losses.
(3)  Net interest income divided by average earning assets.
(4) Noninterest expense divided by the sum of net interest income and noninterest income, net of gains and losses on sales of assets.

                           Forward Looking Statements

This Annual Report contains "forward-looking statements" within the meaning of the securities laws. All statements that are not historical facts are "forward-looking statements." You can identify these forward-looking statements through our use of words such as "may," "will," "expect," "anticipate," "believe," "intend," "estimate," "project, " "continue," or other similar words. Forward-looking statements include, but are not limited to, statements regarding the Company's future business prospects, revenues, working capital, liquidity, capital needs, interest costs, income, business operations and proposed services.

These forward-looking statements are based on current expectations, estimates and projections about the banking industry, management's beliefs, and assumptions made by management. Such information includes, without limitation, discussions as to estimates, expectations, beliefs, plans, strategies, and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict, particularly in light of the fact that we are a new company with limited operating history. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, but are not limited to:

o    growth and ability to maintain growth;

o governmental monetary and fiscal policies, as well as legislative and regulatory changes;

o the effect of interest rate changes on the level and composition of deposits, loan demand and the value of loan collateral and securities;

o the effects of competition from other financial institutions operating in the Bank's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with competitors that offer banking products and services by mail, telephone and computer and/or the Internet;

o failure of assumptions underlying the establishment of the allowance for loan losses, including the value of collateral securing loans; and

o loss of consumer confidence and economic disruptions resulting from terrorist activities.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in this report might not occur.

                             DEKALB BANKSHARES, INC.

                      Management's Discussion and Analysis
                              or Plan of Operation

                              Basis of Presentation

The following discussion should be read in conjunction with the Company's Financial Statements and the Notes thereto and the other financial data included elsewhere in this Annual Report. The financial information provided below has been rounded in order to simplify its presentation. However, the ratios and percentages provided below are calculated using the detailed financial information contained in the Financial Statements, the Notes thereto and the other financial data included elsewhere in this Annual Report.

                                     General

On September 30, 2003, the Bank of Camden (the "Bank") was acquired by its newly formed holding company, DeKalb Bankshares, Inc. The Bank is the only asset of the holding company at December 31, 2003. Amounts previously reported by the Bank remain unchanged. The financial statements as of December 31, 2003 and 2002 are audited and, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation.

Organizing activities for the Bank began on January 6, 2000. Upon the completion of the application process with the State of South Carolina Board of Financial Institutions for a state charter and with the Federal Deposit Insurance Corporation for deposit insurance, the Bank sold 609,060 shares of common stock at a price of $10.00 per share. The offering resulted in capital totaling $5,866,807, net of selling expenses of $223,793. The Bank began operations on February 20, 2001 at its main office at 631 West DeKalb Street in Camden, South Carolina.

                              Results of Operations

Year ended December 31, 2003, compared with year ended December 31, 2002

Net interest income increased $296,781, or 37.23% in 2003 from $797,196 in 2002. The increase in net interest income was due primarily to an increase in average earning assets. Average earning assets increased $6,550,000, or 33.82%, due to continued growth in the loan portfolio. The primary components of interest income were interest on loans, including fees of $1,334,607 and interest on securities available for sale of $156,557.

The Company's net interest spread and net interest margin were 3.87% and 4.22%, respectively, in 2003 compared to 3.49% and 4.12%, respectively, in 2002. The increase in net interest spread was primarily the result of lower rates on deposit accounts. Yields on all earning assets declined in 2003. Yields on earning assets decreased from 6.26% in 2002 to 5.87% in 2003. Rates on interest-bearing liabilities decreased from 2.77% in 2002 to 2.00% in 2003.

The provision for loan losses was $95,000 in 2003 compared to $97,568 in 2002. The Company continues to maintain the allowance for loan losses at a level management believes to be sufficient to cover known and inherent losses in the loan portfolio.

Noninterest income increased $145,591 or 72.34%, to $346,841 in 2003 from $201,250 in 2002. The increase is attributable to increases in service charges, gains on sales of securities and residential mortgage origination fees. Service charges increased $65,966, or 92.94%, to $136,946 for the year ended December 31, 2003. Residential mortgage origination fees increased $35,321, or 32.38%, to $144,408 for the year ended December 31, 2003. This increase was due to the large number of mortgage refinances in a low interest rate environment. Noninterest income also included gains on sales of securities in 2003 of $41,249, as compared to $2,109 in 2002.

                             DEKALB BANKSHARES, INC.

                      Management's Discussion and Analysis
                              or Plan of Operation

                        Results of Operations - continued

Noninterest expense increased $95,240, or 8.16%, to $1,264,987 in 2003 from $1,169,567 in 2002. Other operating expenses increased $89,557 to $509,427 for the year ended December 31, 2003. The increase is mainly attributable to the growth of the Company. Salaries and benefits increased $4,646, or 0.74%, to $634,028 in 2003 from $629,382 in 2002. This increase is attributable to normal pay increases. The Company's efficiency ratio was 90.38% in 2003 compared to 117.39% in 2002. The efficiency ratio is defined as noninterest expense divided by the sum of net interest income and noninterest income, net of gains and losses on sales of assets.

Net income was $50,083 in 2003 compared to a net loss of $169,274 in 2002. The net income reflects our continued growth, as average-earning assets increased from $19,367,000 for the year ended December 31, 2002 to $25,917,000 for the year ended December 31, 2003. Return on average assets during 2003 was 0.17% compared to (0.78%) during 2002, and return on average equity was 0.98% during 2003 compared to (3.25%) during 2002.

                               Net Interest Income

General. The largest component of the Bank's net income is its net interest income, which is the difference between the income earned on assets and interest paid on deposits and borrowings used to support such assets. Net interest income is determined by the yields earned on the Bank's interest-earning assets and the rates paid on its interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities. Net interest income divided by average interest-earning assets represents the Bank's net interest margin.

Average Balances, Income and Expenses and Rates. The following tables set forth, for the periods indicated, information related to the Bank's average balance sheet and its average yields on assets and average costs of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities and are then annualized. Average balances have been derived from the daily balances throughout the periods indicated:

                             DEKALB BANKSHARES, INC.

                      Management's Discussion and Analysis
                              or Plan of Operation

                         Net Interest Income - continued

Average Balances, Income and Expenses and Rates

                                                                   For the year ended                     For the year ended
                                                                    December 31, 2003                      December 31, 2002
                                                                    -----------------                      -----------------
                                                             Average      Income/       Yield/     Average      Income/       Yield/
(Dollars in thousands)                                       Balance      Expense        Rate      Balance      Expense        Rate
                                                             -------      -------        ----      -------      -------        ----
Assets:
   Earning Assets:
     Loans (1) .........................................    $ 19,567      $  1,335        6.82%   $ 13,495     $    999        7.40%
     Securities, taxable ...............................       4,506           156        3.46       3,401          163        4.79
     Federal funds sold and
       nonmarketable equity
       securities ......................................       1,844            32        1.74       2,471           50        2.02
                                                            --------      --------                --------     --------
       Total earning assets ............................      25,917         1,523        5.88      19,367        1,212        6.26
                                                            --------      --------                --------     --------
   Cash and due from banks .............................         785                                   470
   Premises and equipment ..............................       1,419                                 1,515
   Other assets ........................................         872                                   516
   Allowance for loan losses ...........................        (294)                                 (194)
                                                            --------                              --------
       Total assets ....................................    $ 28,699                              $ 21,674
                                                            ========                              ========
Liabilities:
   Interest-Bearing Liabilities:
     Interest-bearing
       transaction accounts ............................    $  2,493      $      9        0.36%   $  1,512            9        0.60%
     Savings deposits ..................................       3,040            44        1.45       2,689           55        2.05
     Time deposits .....................................      12,405           288        2.32       9,067          297        3.28
     Other short-term borrowings .......................       3,547            88        2.48       1,714           54        3.15
                                                            --------      --------                --------     --------
       Total interest-bearing liabilities ..............      21,485           429        2.00      14,982          415        2.77
                                                            --------      --------                --------     --------
   Demand deposits .....................................       1,997                                 1,392
   Accrued interest and other liabilities ..............          84                                   103
   Shareholders' equity ................................       5,133                                 5,197
                                                            --------                              --------
       Total liabilities and
           shareholders' equity ........................    $ 28,699                              $ 21,674
                                                            ========                              ========
Net interest spread ....................................                                  3.87%                                3.49%
Net interest income ....................................                  $  1,094                             $    797
                                                                          ========                             ========
Net interest margin (2) ................................                                  4.22%                                4.12%

____________________
(1) Loans in nonaccrual status totaled $126,765 and $0 as of December 31, 2003 and 2002, respectively. The effect of fees on loans is not significant to the computations. All loans and deposits are domestic.
(2)  Net interest income divided by total interest earning assets.

                             DEKALB BANKSHARES, INC.

                      Management's Discussion and Analysis
                              or Plan of Operation

                         Net Interest Income - continued

Analysis of Changes in Net Interest Income. Net interest income can also be analyzed in terms of the impact of changing rates and changing volume. The following table describes the extent to which changes in interest rates and changes in the volume of earning assets and interest- bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information on changes in each category attributable to (i) changes due to volume (change in volume multiplied by prior period rate), (ii) changes due to rates (changes in rates multiplied by prior period volume) and (iii) changes in rate and volume (change in rate multiplied by the change in volume) is provided in the table below.

                                                                                               2003 compared to 2002
                                                                                               ---------------------
                                                                                         Due to increase (decrease) in
(Dollars in thousands)                                                      Volume          Rate(1)      Volume/Rate(2)       Total
----------------------                                                      ------          -------      --------------       -----
  Interest income:
     Taxable securities ........................................           $  53            $ (40)           $ (13)            $  -
     Loans .....................................................             449              (78)             (35)             336
     Federal funds sold and nonmarketable
      equity securities ........................................             (13)             (18)               5              (26)
                                                                           -----            -----            -----            -----
         Total interest income .................................             489             (136)             (43)             310
                                                                           -----            -----            -----            -----
  Interest expense:
     Interest-bearing deposits .................................             122             (107)             (35)             (20)
     Other borrowings ..........................................              58              (11)             (13)              34
                                                                           -----            -----            -----            -----
         Total interest expense ................................             180             (118)             (48)              14
                                                                           -----            -----            -----            -----
             Net interest income ...............................           $ 309            $ (18)           $   5            $ 296
                                                                           =====            =====            =====            =====

(1)  Net interest income divided by total interest earning assets.
(2) Changes to both rate and volume, (in iii above), which cannot be segregated, have been allocated proportionately.

During 2003 and 2002, interest rates were relatively stable. However, changes in interest rates that can have significant effects on the Bank are still possible. In the absence of significant changes in market interest rates, any changes in net interest income during 2004 are expected to result primarily from changes in the volumes of interest earning assets and liabilities.

Interest Sensitivity. The Company monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on its net interest income. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available for sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in the same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates.

                             DEKALB BANKSHARES, INC.

                      Management's Discussion and Analysis
                              or Plan of Operation

                         Net Interest Income - continued

The following table sets forth the Company's interest rate sensitivity at December 31, 2003.

Interest Sensitivity Analysis

                                                                                                Greater
                                                                    After Three                   Than          Greater
                                                         Within      Through                    One Year         Than
  (Dollars in thousands)                                 Three        Twelve        Within      or Non-          Five
                                                         Months       Months       One Year     Sensitive        Years        Total
                                                         ------       ------       --------     ---------        -----        -----
Assets
Earning Assets:
  Loans(1) ........................................    $  4,310      $  2,683      $  6,993      $  9,302      $  5,202     $ 21,497
  Securities ......................................           -             -             -         2,849         4,090        6,939
  Federal funds sold and other ....................       2,049             -         2,049             -             -        2,049
                                                       --------      --------      --------      --------      --------     --------
    Total earning assets ..........................       6,359         2,683         9,042        12,151         9,292       30,485
                                                       --------      --------      --------      --------      --------     --------
Liabilities
Interest-bearing liabilities:
  Interest-bearing deposits:
    NOW accounts ..................................       2,901             -         2,901             -             -        2,901
    Savings deposits ..............................       3,702             -         3,702             -             -        3,702
    Time deposits .................................       4,638         8,904        13,542         1,387             -       14,929
                                                       --------      --------      --------      --------      --------     --------
      Total interest-bearing deposits .............      11,241         8,904        20,145         1,387             -       21,532
    Advances from Federal Home
      Loan Bank ...................................           -         2,100         2,100           400         1,500        4,000
                                                       --------      --------      --------      --------      --------     --------
      Total interest-bearing liabilities ..........      11,241        11,004        22,245         1,787         1,500       25,532
                                                       --------      --------      --------      --------      --------     --------
Period gap ........................................    $ (4,882)     $ (8,321)     $(13,203)     $ 10,364      $  7,792
                                                       ========      ========      ========      ========      ========
Cumulative gap ....................................    $ (4,882)     $(13,203)     $(13,203)     $ (2,839)     $  4,953
                                                       ========      ========      ========      ========      ========
Ratio of cumulative gap to total
  earning assets ..................................      (16.01)%      (43.31)%      (43.31)%       (9.31)%       16.25%

(1)      Excludes nonaccrual loans

     The above table reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Overnight federal funds are reflected at the earliest pricing interval due to the immediately available nature of the instruments. Debt securities are reflected at each instrument's ultimate maturity date. Interest-bearing liabilities with no contractual maturity, such as savings deposits and interest-bearing transaction accounts, are reflected in the earliest repricing period due to contractual arrangements which give the Company the opportunity to vary the rates paid on those deposits within a thirty-day or shorter period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity date. Advances from the Federal Home Loan Bank are reflected at their contractual maturity dates.

                             DEKALB BANKSHARES, INC.

                      Management's Discussion and Analysis
                              or Plan of Operation

                         Net Interest Income - continued

The Company is in a liability sensitive position (or a negative gap) of $13.2 million over the 12 month timeframe. The gap is negative when interest sensitive liabilities exceed interest sensitive assets, as was the case at the end of 2003 with respect to the one-year time horizon. When interest sensitive assets exceed interest sensitive liabilities for a specific repricing "horizon," a positive interest sensitivity gap results.

A negative gap generally has an adverse effect on net interest income during periods of rising rates. A negative one year gap position occurs when the dollar amount of rate sensitive liabilities maturing or repricing within one year exceeds the dollar amount of rate sensitive assets maturing or repricing during that same period. As a result, during periods of rising interest rates, the interest paid on interest-bearing liabilities will increase faster than interest received from earning assets, thus reducing net interest income. The reverse is true in periods of declining interest rates resulting generally in an increase in net interest income. The Company's Board of Directors and management review various calculations in measuring and monitoring interest rate risk. The Company does not feel traditional gap analysis as presented above is a precise indicator of its interest sensitivity position.

Gap analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Management and the Board focus primarily upon an estimation of net interest margin levels over a variety of rate scenarios using a rate shocked simulation analysis. In this methodology, interest income and interest expense are estimated under a variety of rate possibilities. This analysis provides a more dynamic view of the effect of a rate change on net interest income by simulating the roll-off and reinvestment of funds using present and forecast pricing to calculate interest flows. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities. The Company cannot predict if interest rates will rise or fall in 2004.

                     Provision and Allowance for Loan Losses

General. The Company has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem credits. On a quarterly basis, the Company's Board of Directors reviews and approves the appropriate level for the Company's allowance for loan losses based upon management's recommendations, the results of the internal monitoring and reporting system, and an analysis of economic conditions in its market. In the absence of meaningful historical experience for the Bank, based on the experience of management at other institutions, guidance from regulators and industry norms for start up banks, the objective of management has been to fund the allowance for loan losses at approximately 1% to 1.50% of total loans outstanding until a history is established.

Additions to the allowance for loan losses, which are expensed as the provision for loan losses on the Company's income statement, are made periodically to maintain the allowance at an appropriate level based on management's analysis of the losses inherent in the loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. The amount of the provision is a function of the level of loans outstanding, the level of nonperforming loans, historical loan loss experience, the amount of loan losses actually charged against the reserve during a given period, and current and anticipated economic conditions.

The Company's allowance for loan losses is based upon estimates and assumptions of risk elements in the portfolio, future economic conditions, and other factors affecting borrowers. The process for establishing the allowance includes identification and analysis of loss potential in various portfolio segments utilizing a credit risk grading process and specific reviews and evaluations of significant problem credits. In addition, management monitors the overall portfolio quality through observable trends in delinquency, charge-offs, and general and economic conditions in the service area. The adequacy of the allowance for loan losses and the effectiveness of the Company's monitoring and analysis system are also reviewed periodically by the banking regulators and the Company's independent auditors.

                             DEKALB BANKSHARES, INC.

                      Management's Discussion and Analysis
                              or Plan of Operation

               Provision and Allowance for Loan Losses - continued

Based on present information and an ongoing evaluation, management considers the allowance for loan losses to be adequate to meet presently known and estimated inherent losses in the loan portfolio. Management's judgment about the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable but which may or may not be accurate. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. The Company does not allocate the allowance for loan losses to specific categories of loans but evaluates the adequacy on an overall portfolio basis utilizing a risk grading system.

In order to determine an adequate level for the allowance for loan losses, the Company calculates a general reserve based on a percentage allocation for each of the categories of the following unclassified loan types: real estate, commercial, consumer and mortgage. The Company applies general loss factors to each category and may adjust these percentages as appropriate given consideration of local economic conditions, exposure concentration that may exist in the portfolio, changes in trends of past due loans, problem loans and charge-offs and anticipated loan growth. The general estimate is then added to any specific allocations made on account of particular loans or groups of loans that exhibit significant characteristics which are different from the general types. The resulting amount is the total allowance for loan losses. Due to our limited operating history, the provision for loan losses has been made primarily as a result of management's assessment of general loan loss risk. Our evaluation is inherently subjective as it requires estimates that are susceptible to significant change. In addition, various regulatory agencies review our allowance for loan losses through their periodic examinations, and they may require us to record additions to the allowance for loan losses based on their judgment about information available to them at the time of their examinations. Our losses will undoubtedly vary from our estimates, and it is possible that charge-offs in future periods will exceed the allowance for loan losses as estimated at any point in time. As of December 31, 2003, the Company's general reserves totaled $305,000, an increase of $60,000 from the prior year. This increase results from an overall increase of $5,004,354 in our loan portfolio. The categories and concentrations of loans have been relatively consistent during the past two years.

The following table sets forth certain information with respect to the Bank's allowance for loan losses and the composition of charge-offs and recoveries for the years ended December 31, 2003 and 2002.

                            Allowance for Loan Losses

  (Dollars in thousands)                                                                                2003                  2002
                                                                                                        ----                  ----
Total loans outstanding at end of period ...............................................              $21,624               $16,620
                                                                                                      =======               =======
Average loans outstanding ..............................................................              $19,567               $13,495
                                                                                                      =======               =======
Balance of allowance for loan losses at beginning of period ............................                  245               $   150
Charge-offs:
   Commercial and industrial ...........................................................                   35                     -
   Real estate - mortgage ..............................................................                    -                     -
   Consumer ............................................................................                    -                     3
                                                                                                      -------               -------
     Total charge-offs: ................................................................                   35                     3
                                                                                                      -------               -------
Recoveries of previous charge-offs:
   Commercial and industrial ...........................................................                    -                     -
   Real estate - mortgage ..............................................................                    -                     -
   Consumer ............................................................................                    -                     -
                                                                                                      -------               -------
     Total recoveries ..................................................................                    -                     -
                                                                                                      -------               -------
Net charge-offs: .......................................................................                   35                     3
Provision for loan losses ..............................................................                   95                    98
                                                                                                      -------               -------
Balance of allowance for loan losses at end of period ..................................              $   305               $   245
                                                                                                      =======               =======
Allowance for loan losses to period end loans ..........................................                 1.41%                 1.47%
Ratio of net charge-offs to average loans outstanding ..................................                 0.18%                 0.02%

                             DEKALB BANKSHARES, INC.

                      Management's Discussion and Analysis
                              or Plan of Operation

                              Nonperforming Assets

Nonperforming Assets. There were $126,765 loans in nonaccrual status at December 31, 2003. There were no loans past due ninety days or more and still accruing interest and no restructured loans at December 31, 2003. There were no nonaccrual loans, no loans past due ninety days or more and still accruing interest, or restructured loans at December 31, 2002.

For the year ended December 31, 2003, the amount of interest recognized in income on nonaccrual loans totaled $3,840. Interest income on nonaccrual loans that would have been recorded in income if the loans were current totaled $6,273.

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that the collection of interest is doubtful. A delinquent loan is generally placed in nonaccrual status when it becomes 90 days or more past due. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. When a problem loan is finally resolved, there may ultimately be an actual writedown or charge-off of the principal balance of the loan which would necessitate additional charges to earnings.

Potential Problem Loans. Potential problem loans are loans that are not included in impaired loans (nonaccrual loans or loans past due 90 days or more and still accruing interest). A loan is added to the potential problem loan list when management becomes aware of information about possible credit problems of the borrower that causes doubts about its ability to comply with current loan repayment terms. At December 31, 2003, the Company had identified $9,850 in potential problem loans. As of December 31, 2002, the Company had not identified any potential problem loans through its internal review mechanisms. The results of this internal review process are considered in determining management's assessment of the adequacy of the allowance for loan losses.

                         Noninterest Income and Expense

Noninterest Income. For the year ended December 31, 2003, noninterest income totaled $346,841 as compared to $201,250 for the year ended December 31, 2002. This increase is a reflection of the beneficial impact of record low interest rates. The largest component of noninterest income was residential mortgage loan origination fees which totaled $144,408 as compared to $109,087 for the year ended December 31, 2002. Service charges on deposit accounts totaled $136,946 for the year ended December 31, 2003, an increase of $65,966 or 92.94% when compared to 2002. The increase in service charges was a result of the increase in deposits over the two periods.

The following table sets forth the principal components of noninterest income for the years ended December 31, 2003 and 2002.

  (Dollars in thousands)                                         2003       2002
                                                                 ----       ----
Residential mortgage loan origination fees ...............       $144       $109
Service charges on deposit accounts ......................        137         71
Gains on sale of securities available-for-sale ...........         41          2
Other service charges, commissions, and fees .............         25         19
                                                                 ----       ----
   Total noninterest income ..............................       $347       $201
                                                                 ====       ====

Noninterest Expense. For the year ended December 31, 2003, noninterest expense totaled $1,264,987 as compared to $1,169,567 for the year ended December 31, 2002. Salaries and employee benefits, which comprised the largest component of noninterest expense, totaled $634,028. Other operating expenses increased $89,557 or 21.33% to $509,427 for the year ended December 31, 2003 when compared to 2002. These expenses were associated with the growth of the Company.

                             DEKALB BANKSHARES, INC.

                      Management's Discussion and Analysis
                              or Plan of Operation


The following table sets forth the primary components of noninterest expense for the years ended December 31, 2003 and 2002.

  (Dollars in thousands)                                      2003         2002
                                                              ----         ----
Salaries and employee benefits .......................      $  634       $  629
Net occupancy expense ................................          73           72
Advertising and marketing expense ....................          46           31
Office supplies, forms, and stationery ...............          54           32
Data processing ......................................         137          127
Professional fees ....................................          61           69
Furniture and equipment expense ......................          49           48
Other ................................................         211          161
                                                            ------       ------
   Total noninterest expense .........................      $1,265       $1,169
                                                            ======       ======
Efficiency ratio .....................................       90.38%      117.39%

                               Earning Assets

Loans. Loans are the largest category of earning assets and typically provide higher yields than the other types of earning assets. A certain degree of risk taking is inherent in the extension of credit. Management has established loan and credit policies and practices designed to control both the types and amounts of risks assumed, and to minimize losses. Such policies and practices include limitations on loan-to-collateral values for various types of collateral, requirements for appraisals of real estate collateral, problem loan management practices and collection procedures, and nonaccrual and charge-off guidelines. Loans averaged $19,567,000 in 2003 as compared to $13,495,000 in 2002. At December 31, 2003, total loans were $21,624,149 or 30.11% higher than the December 31, 2002 balance of $16,619,795.

The following table sets forth the composition of the loan portfolio by category at December 31, 2003 and 2002 and highlights the Bank's general emphasis on mortgage lending.

Composition of Loan Portfolio

  December 31,                                                               2003                                2002
                                                                             ----                                ----
                                                                                    Percent of                           Percent of
   (Dollars in thousands)                                    Amount                   Total           Amount                Total
                                                             ------                   -----           ------                -----
Commercial and industrial ......................           $  1,832                   8.47%         $    979                5.89%
Real estate:
  Construction .................................              1,163                   5.38               899                5.41
  Mortgage-residential .........................             10,315                  47.70             8,411               50.61
  Mortgage-nonresidential ......................              7,038                  32.55             5,418               32.60
Consumer .......................................              1,276                   5.90               913                5.49
                                                           --------                 ------          --------              ------
    Total loans ................................             21,624                 100.00%           16,620              100.00%
                                                                                    ------                                ------
Allowance for loan losses ......................               (305)                                    (245)
                                                           --------                                 --------
    Net loans ..................................           $ 21,319                                 $ 16,375
                                                           ========                                 ========

The largest component of loans in the Company's loan portfolio is real estate mortgage loans. At December 31, 2003, real estate mortgage loans totaled $17,353,000 and represented 80.25% of the total loan portfolio. At December 31, 2002, real estate mortgage loans totaled $13,829,000 and represented 83.21% of the total loan portfolio.

                             DEKALB BANKSHARES, INC.

                      Management's Discussion and Analysis
                              or Plan of Operation

                           Earning Assets - continued

In the context of this discussion, a "real estate mortgage loan" is defined as any loan, other than loans for construction purposes, secured by real estate, regardless of the purpose of the loan. It is common practice for financial institutions in the Bank's market area to obtain a security interest in real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase the magnitude of the real estate loan portfolio component.

Residential real estate loans consist of loans secured by first and second mortgages on single or multi-family residential dwellings. Nonresidential mortgage loans include commercial loans and other loans secured by multi-family properties and farmland. The repayment of both residential and nonresidential real estate loans is dependent primarily on the income and cash flows of the borrowers, with the real estate serving as a secondary or liquidation source of repayment. The demand for residential and commercial real estate loans in the Camden market has been higher than normal due to the low interest rate environment.

Commercial and industrial loans primarily represent loans made to businesses, and may be made on either a secured or an unsecured basis. When taken, collateral consists of liens on receivables, equipment, inventories, furniture and fixtures. Unsecured business loans are generally short-term with emphasis on repayment strengths and low debt-to-worth ratios. Commercial lending involves significant risk because repayment usually depends on the cash flows generated by a borrower's business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions. To control risk, more in-depth initial and continuing financial analysis of a borrower's cash flows and other financial information is generally required.

Consumer loans generally involve more credit risks than other loans because of the type and nature of the underlying collateral or because of the absence of any collateral. Consumer loan repayments are dependent on the borrower's continuing financial stability and are likely to be adversely affected by job loss, divorce and illness. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans in the case of default. In most cases, any repossessed collateral will not provide an adequate source of repayment of the outstanding loan balance.

The Company's loan portfolio reflects the diversity of its market. The Company's office is located in Kershaw County, South Carolina. The economy of Kershaw County contains elements of medium and light manufacturing, regional health care, and distribution facilities. Management expects the area to remain stable with continued growth in the near future. The diversity of the economy creates opportunities for all types of lending. The Company does not engage in foreign lending.

The repayment of loans in the loan portfolio as they mature is also a source of liquidity for the Company. The following table sets forth the Company's loans maturing within specified intervals at December 31, 2003.

       Loan Maturity Schedule and Sensitivity to Changes in Interest Rates

                                                                                        Over One
                                                                                         Year
  December 31, 2003                                                    One Year         Through              Over
  (Dollars in thousands)                                               or Less         Five Years         Five Years          Total
                                                                       -------         ----------         ----------          -----
  Commercial and industrial ................................           $   917           $   758           $    30           $ 1,705
  Real estate ..............................................             2,065            10,233             6,218            18,516
  Consumer and other .......................................               382               643               251             1,276
                                                                       -------           -------           -------           -------
                                                                       $ 3,364           $11,634           $ 6,499           $21,497
                                                                       =======           =======           =======           =======
Loans maturing after one year with:
     Fixed interest rates ..................................                                                                 $ 7,456
     Floating interest rates ...............................                                                                  10,677
                                                                                                                             -------
                                                                                                                             $18,133
                                                                                                                             =======

                             DEKALB BANKSHARES, INC.

                      Management's Discussion and Analysis
                              or Plan of Operation

                           Earning Assets - continued

The information presented in the above table is based on the contractual maturities of the individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval as well as modification of terms upon their maturity. Consequently, management believes this treatment presents fairly the maturity and repricing structure of the loan portfolio shown in the above table.

There were no concentrations of loans at December 31, 2003 or 2002.

             Investment Securities Maturity Distribution and Yields

Investment Securities. The investment securities portfolio is also a component of the Company's total earning assets. Total securities averaged $4,506,726 in 2003 as compared to $3,401,000 in 2002. At December 31, 2003, the total securities portfolio was $7,158,632, an increase of $2,922,980 over the December 31, 2002 balance of $4,235,652. The increase was primarily invested in mortgage-backed securities in order to achieve higher yields while maintaining reasonable liquidity. All marketable equity securities were designated as available-for-sale and were recorded at their estimated fair market value. Nonmarketable equity securities, which are included in total securities, totaled $220,000 and $150,000 at December 31, 2003 and 2002, respectively, and are recorded at cost.

The following table sets forth the fair value of the securities held by the Bank at December 31, 2003 and 2002.

Fair Value of Securities

  December 31,                                                2003         2002
                                                              ----         ----
  (Dollars in thousands)
U.S. government agencies and corporations ............       $1,004       $1,259
Mortgage-backed securities ...........................        5,935        2,826
Nonmarketable equity securities ......................          220          150
                                                             ------       ------
   Total securities ..................................       $7,159       $4,235
                                                             ======       ======

Mortgage-backed securities were comprised of securities issued by the Federal Home Loan Mortgage Corporation (FHLMC) and Federal National Mortgage Association
(FNMA). The amortized cost and fair value of securities held at December 31, 2003 that were issued by FHLMC were $3,473,144 and $3,449,206, respectively. The amortized cost and fair value of securities held at December 31, 2003 that were issued by FNMA were $2,501,101 and $2,485,016, respectively.

The following table sets forth the scheduled maturities and weighted average yields of securities held at December 31, 2003.

Investment Securities Maturity Distribution and Yields

(Dollars in thousands)                                                          After One But        After Five But        After
December 31, 2003                        No Maturity      Within One Year     Within Five Years    Within Ten Years      Ten Years
                                         -----------      ---------------     -----------------    ----------------      ---------
                                       Amount   Yield     Amount   Yield       Amount   Yield      Amount    Yield    Amount   Yield
                                       ------   -----     ------   -----       ------   -----      ------    -----    ------   -----
U.S. government agencies ...........   $  -         %       $ -         %     $1,004     3.13%     $    -         %   $    -       %
Mortgage-backed securities .........      -                   -                1,845     3.39       3,545     3.67       545   4.28
Nonmarketable equity securities ....    220     3.50          -                    -                    -                  -
                                       ----                 ---               ------               ------             ------
Total ..............................    220     3.50          -                2,849     3.30       3,545     3.67       545   4.28
                                       ====                 ===               ======               ======             ======

Note:  The Company has no tax-exempt securities.

Other attributes of the securities portfolio, including yields and maturities, are discussed above in "---Net Interest Income-- Interest Sensitivity."

                             DEKALB BANKSHARES, INC.

                      Management's Discussion and Analysis
                              or Plan of Operation

                           Earning Assets - continued

Short-Term Investments. Short-term investments, which consist primarily of federal funds sold and interest-bearing correspondent accounts with other Banks, averaged $1,844,000 in 2003 and totaled $1,829,003 and $2,083,067 at December
31, 2003 and 2002, respectively. These funds are an important source of the Company's liquidity. Federal funds are generally invested in an earning capacity on an overnight basis. Interest-bearing correspondent accounts consist of the Company's interest-bearing account with the Federal Home Loan Bank on which interest is earned daily.

                 Deposits and Other Interest-Bearing Liabilities

Average interest-bearing liabilities totaled $21,485,000 in 2003 as compared to $14,982,000 in 2002. Total interest-bearing liabilities totaled $25,532,090 at December 31, 2003, as compared to $20,368,388 at December 31, 2002.

Deposits. Average total deposits totaled $19,935,474 during 2003 as compared to $14,660,000 during 2002. At December 31, 2003, total deposits were $23,846,542 as compared to $17,368,388 at December 31, 2002. Most of the growth in deposits were in time deposits of $100,000 or more as shown below, most of such deposits have maturities of less than six months and favorable interest rates.

The following table sets forth the deposits of the Company by category as of December 31, 2003 and 2002.

Deposits

  December 31,                                                                     2003                            2002
                                                                                   ----                            ----
                                                                                          Percent of                      Percent of
  (Dollars in thousands)                                                Amount             Deposits         Amount         Deposits
                                                                        ------             --------         ------         --------
Demand deposit accounts ....................................           $ 2,315               9.70%        $ 2,616           15.06%
NOW accounts ...............................................             2,901              12.17           1,984           11.42
Savings accounts ...........................................             3,702              15.52           2,488           14.33
Time deposits less than $100,000 ...........................             4,843              20.32           4,560           26.26
Time deposits of $100,000 or over ..........................            10,086              42.29           5,720           32.93
                                                                       -------             ------         -------          ------
   Total deposits ..........................................           $23,847             100.00%        $17,368          100.00%
                                                                       =======             ======         =======          ======

Core deposits, which excludes time deposits of $100,000 or more, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits were approximately $13,761,000 at December 31, 2003.

The following table sets forth the average amounts of deposits and average rates on each category for 2003 and 2002.

                                                                                   2003                                2002
                                                                                   ----                                ----
                                                                         Average          Average           Average         Average
  (Dollars in thousands)                                                 Amount          Rate Paid          Amount         Rate Paid
                                                                         ------          ---------          ------         ---------
Demand deposit accounts ....................................            $ 1,997            0.00%           $ 1,392           0.00%
NOW accounts ...............................................              2,493            0.36              1,513           0.61
Savings accounts ...........................................              3,040            1.45              2,689           2.04
Time deposits less than $100,000 ...........................              6,066            2.37              5,253           3.16
Time deposits of $100,000 or over ..........................              6,339            2.28              3,825           3.41
                                                                        -------            ----            -------           ----
   Total deposits ..........................................            $19,935            1.71%           $14,672           2.46%
                                                                        =======            ====            =======           ====

Deposits, and particularly core deposits, have been the Company's primary source of funding and have enabled the Company to meet successfully both its short-term and long-term liquidity needs. Management anticipates that such deposits will continue to be the Company's primary source of funding in the future. The Company's loan-to-deposit ratio was 90.68% and 95.69% at December 31, 2003 and 2002, respectively. The maturity distribution of the Company's time deposits over $100,000 at December 31, 2003, is set forth in the following table:

                             DEKALB BANKSHARES, INC.

                      Management's Discussion and Analysis
                              or Plan of Operation

           Deposits and Other Interest-Bearing Liabilities - continued

Maturities of Time Deposits of $100,000 or More

                                                                                             After Six
                                                                           After Three        Through
                                                            Within Three   Through Six        Twelve      After Twelve
  (Dollars in thousands)                                      Months          Months          Months          Months          Total
                                                              ------          ------          ------          ------          -----
Time deposits of $100,000 or more ..................         $ 3,526         $ 4,029         $ 1,921         $   610         $10,086

Approximately 35% of the Company's time deposits over $100,000 had scheduled maturities within three months, and 75% had maturities within six months. Large time deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits.

Short-Term Borrowings. Short-term borrowings consist of advances from the Federal Home Loan Bank of Atlanta. Advances from the Federal Home Loan Bank averaged $3,542,671 in 2003 and totaled $4,000,000 at December 31, 2003. The maximum amount of advances at any month-end was $4,000,000 in 2003 and the weighted average interest rate was 2.48% in 2003. Advances from the Federal Home Loan Bank averaged $1,714,000 in 2002 and totaled $3,000,000 at December 31, 2002. The maximum amount of advances at any month-end was $3,000,000 in 2002 and the weighted average interest rate was 3.15% in 2002.

Advances from Federal Home Loan Bank are collateralized by one-to-four family residential mortgage loans and the Company's investment in Federal Home Loan Bank Stock. Although we expect to continue using Federal Home Loan Bank advances as a secondary funding source, core deposits will continue to be our primary funding source. Of the $4,000,000 advances from Federal Home Loan Bank outstanding at December 31, 2003, $2,100,000 have scheduled principal reductions in 2004, $400,000 have scheduled principal reductions in 2006, $500,000 have scheduled principal reductions in 2011, and $1,000,000 have scheduled principal reductions in 2012.

                           Return on Equity and Assets

The following table shows the return on assets (net income divided by average total assets), return on equity (net income divided by average equity), dividend payout ratio (dividends declared per share divided by net income per share), and equity to assets ratio (average equity divided by average total assets) for each year indicated.

                                                        Year ended December 31,
                                                        -----------------------
                                                        2003               2002
                                                        ----               ----
   Return on assets ............................         0.17%           (0.78)%
   Return on equity ............................         0.98%           (3.25)%
   Dividend payout ratio .......................          N/A              N/A
   Equity to assets ratio ......................        17.88%           23.98%

                                     Capital

The Bank is subject to various regulatory capital requirements promulgated by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material effect on the Bank's financial condition. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

                             DEKALB BANKSHARES, INC.

                      Management's Discussion and Analysis
                              or Plan of Operation

                               Capital - continued

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum ratios of Tier 1 and total capital as a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging from 0% to 100%. Tier 1 capital of the Bank consists of common shareholders' equity, excluding the unrealized gain or loss on securities available-for-sale, minus certain intangible assets. The Bank's Tier 2 capital consists of the allowance for loan losses subject to certain limitations. Total capital for purposes of computing the capital ratios consists of the sum of Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 capital and 8% for total risk-based capital.

The Bank is also required to maintain capital at a minimum level based on quarterly average assets, which is known as the leverage ratio. Only the strongest banks are allowed to maintain capital at the minimum requirement of 3%. All others are subject to maintaining ratios 1% to 2% above the minimum.

The Bank exceeded the regulatory capital requirements at December 31, 2003 and 2002 as set forth in the following table.

Analysis of Capital and Capital Ratios
  December 31,                                             2003           2002
                                                           ----           ----
  (Dollars in thousands)
Tier 1 capital ...................................       $ 5,125        $ 5,084
Tier 2 capital ...................................           273            215
                                                         -------        -------
   Total qualifying capital ......................       $ 5,398        $ 5,299
                                                         =======        =======
Risk-adjusted total assets (including
   off-balance-sheet exposures) ..................       $21,817        $17,230
                                                         =======        =======

Tier 1 risk-based capital ratio ..................         23.49%         29.51%
Total risk-based capital ratio ...................         24.74%         30.75%
Tier 1 leverage ratio ............................         16.01%         21.06%

The Federal Reserve has similar requirements for bank holding companies. The Company is not currently subject to these requirements because the Federal Reserve applies its guidelines on a bank-only basis for bank holding companies with less than $150,000,000 in consolidated assets.

                             Off-Balance Sheet Risk

Through its operations, the Company has made contractual commitments to extend credit in the ordinary course of its business activities. These commitments are legally binding agreements to lend money to the Company's customers at predetermined interest rates for a specified period of time. At December 31, 2003, the Company had unused commitments to extend credit of $2,976,816 and standby letters of credit of $121,373 through various types of commercial lending arrangements. Approximately $1,811,963 of these commitments to extend credit had variable rates. Some of the commitments and letters of credit are expected to expire without being drawn upon, so the total amounts do not necessarily represent future cash requirements.

                             DEKALB BANKSHARES, INC.

                      Management's Discussion and Analysis
                              or Plan of Operation

                       Off-Balance Sheet Risk - continued

The following table sets forth the length of time until maturity for unused commitments to extend credit and standby letters of credit at December 31, 2003.

                                                                         After One  After Three
                                                                          Through     Through                  Greater
                                                            Within One     Three       Twelve     Within One     Than
(Dollars in thousands)                                        Month       Months       Months        Year      One Year        Total
                                                              -----       ------       ------        ----      --------        -----
Form of Commitment
Unused commitments to extend credit ..................       $    -       $  222       $1,096       $1,318       $1,659       $2,977
Standby letters of credit ............................           79            -           10           89           32          121
                                                             ------       ------       ------       ------       ------       ------

Totals ...............................................       $   79       $  222       $1,106       $1,407       $1,691       $3,098
                                                             ======       ======       ======       ======       ======       ======

The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on its credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, commercial and residential real estate.

                          Critical Accounting Policies

The Company has adopted various accounting policies which govern the application of accounting principles generally accepted in the United States in the preparation of its financial statements. The Company's significant accounting policies are described in the notes to the consolidated financial statements at December 31, 2003 included herein. Certain accounting policies involve significant judgments and assumptions by management which have a material impact on the carrying value of certain assets and liabilities. The Company considers these accounting policies to be critical accounting policies. The judgments and assumptions management uses are based on historical experience and other factors, which management believes to be reasonable under the circumstances. Because of the nature of the judgments and assumptions management makes, actual results could differ from these judgments and estimates which could have a material impact on our carrying values of assets and liabilities and results of operations.

Management believes the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of the Company's consolidated financial statements. Refer to the portion of this discussion that addresses the allowance for loan losses for a description of the processes and methodology for determining the allowance for loan losses.

                   Liquidity Management and Capital Resources

Liquidity management involves monitoring the Company's sources and uses of funds in order to meet its day-to-day cash flow requirements while maximizing profits. Liquidity represents the ability of a Company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Without proper liquidity management, the Company would not be able to perform the primary function of a financial intermediary and would, therefore, not be able to meet the needs of the communities it serves.

Liquidity management is made more complex because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is very predictable and subject to a high degree of control at the time investment decisions are made. However, net deposit inflows and outflows are far less predictable and are not subject to nearly the same degree of control. The Company also has the ability to borrow funds from the Federal Home Loan Bank. At December 31, 2003, the Company's availability to borrow funds from the Federal Home Loan Bank totaled $6,600,000, of which the Company had borrowed $4,000,000 at December 31, 2003. At December 31, 2003, the Company also had unused lines of credit to purchase federal funds from other financial institutions totaling $1,900,000.

                             DEKALB BANKSHARES, INC.

                      Management's Discussion and Analysis
                              or Plan of Operation

                               Impact of Inflation

Unlike most industrial companies, the assets and liabilities of financial institutions such as the Company are primarily monetary in nature. Therefore, interest rates have a more significant effect on the Company's performance than do the effects of changes in the general rate of inflation and change in prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. As discussed previously, management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

                             DEKALB BANKSHARES, INC.

                              Financial Statements

                     Years Ended December 31, 2003 and 2002

                                       and

                          Independent Auditors' Report

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
DeKalb Bankshares, Inc.
Camden, South Carolina

We have audited the accompanying consolidated balance sheets of DeKalb Bankshares, Inc. (the Company) and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in shareholders' equity and comprehensive income (loss), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of DeKalb Bankshares, Inc. and subsidiary as of December 31, 2003 and 2002, and the results of their operations and cash flows for each of the years in the two year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.




Elliott Davis, LLC
Columbia, South Carolina
January 9, 2004

                             DEKALB BANKSHARES, INC.

                           Consolidated Balance Sheets


                                                                                                            December 31,
                                                                                                            ------------
                                                                                                   2003                     2002
                                                                                                   ----                     ----
Assets:
Cash and cash equivalents:
  Cash and due from banks ......................................................             $    867,695              $  2,055,871
  Federal funds sold ...........................................................                1,402,000                   703,000
                                                                                             ------------              ------------
     Total cash and cash equivalents ...........................................                2,269,695                 2,758,871
                                                                                             ------------              ------------
Time deposits with other banks .................................................                  310,078                   212,222
Investment securities:
  Securities available-for-sale ................................................                6,938,632                 4,085,652
  Nonmarketable equity securities ..............................................                  220,000                   150,000
                                                                                             ------------              ------------
       Total investment securities .............................................                7,158,632                 4,235,652
                                                                                             ------------              ------------
Loans receivable ...............................................................               21,624,149                16,619,795
  Less allowance for loan losses ...............................................                 (305,000)                 (245,000)
                                                                                             ------------              ------------
     Loans, net ................................................................               21,319,149                16,374,795
Premises and equipment, net ....................................................                1,410,202                 1,466,981
Accrued interest receivable ....................................................                  111,817                   101,372
Other assets ...................................................................                  455,844                   468,297
                                                                                             ------------              ------------
       Total assets ............................................................             $ 33,035,417              $ 25,618,190
                                                                                             ============              ============
Liabilities:
  Deposits:
     Noninterest-bearing transaction accounts ..................................             $  2,314,452              $  2,616,140
     Interest-bearing transaction accounts .....................................                2,901,206                 1,983,726
     Savings ...................................................................                3,702,360                 2,488,509
     Time deposits $100,000 and over ...........................................               10,085,481                 5,720,545
     Other time deposits .......................................................                4,843,043                 4,559,468
                                                                                             ------------              ------------
       Total deposits ..........................................................               23,846,542                17,368,388
Advances from the Federal Home Loan Bank .......................................                4,000,000                 3,000,000
Accrued interest payable .......................................................                   37,793                    37,428
Other liabilities ..............................................................                   39,236                    76,913
                                                                                             ------------              ------------
       Total liabilities .......................................................               27,923,571                20,482,729
                                                                                             ------------              ------------
Commitments and contingencies (Notes 13 and 14)
Shareholders' equity:
Common stock, no par value and $1.00 par value in 2003
  and 2002, respectively; 20,000,000 shares authorized;
  609,060 shares issued and outstanding ........................................                5,866,807                 5,866,807
Retained earnings (deficit) ....................................................                 (732,329)                 (782,412)
Accumulated other comprehensive income (loss) ..................................                  (22,632)                   51,066
                                                                                             ------------              ------------
       Total shareholders' equity ..............................................                5,111,846                 5,135,461
                                                                                             ------------              ------------
       Total liabilities and shareholders' equity ..............................             $ 33,035,417              $ 25,618,190
                                                                                             ============              ============

         The accompanying notes are an integral part of the consolidated financial statements.

                             DEKALB BANKSHARES, INC.

                      Consolidated Statements of Operations


                                                                                                      Years ended December 31,
                                                                                                      ------------------------
                                                                                                   2003                      2002
                                                                                                   ----                      ----
Interest income:
   Loans, including fees ........................................................              $ 1,334,607              $   999,203
   Investment securities:
     Taxable ....................................................................                  156,557                  162,976
     FHLB interest and dividends ................................................                   11,742                   17,071
   Federal funds sold ...........................................................                   14,572                   24,311
   Time deposits with other banks ...............................................                    5,470                    8,796
                                                                                               -----------              -----------
       Total interest income ....................................................                1,522,948                1,212,357
                                                                                               -----------              -----------
Interest expense:
   Time deposits $100,000 and over ..............................................                  144,264                  130,377
   Other deposits ...............................................................                  196,993                  230,291
   Other interest expense .......................................................                   87,714                   54,493
                                                                                               -----------              -----------
       Total interest expense ...................................................                  428,971                  415,161
                                                                                               -----------              -----------
Net interest income .............................................................                1,093,977                  797,196
Provision for loan losses .......................................................                   95,000                   97,568
                                                                                               -----------              -----------
Net interest income after provision for loan losses .............................                  998,977                  699,628
                                                                                               -----------              -----------
Noninterest income:
   Service charges on deposit accounts ..........................................                  136,946                   70,980
   Residential mortgage origination fees ........................................                  144,408                  109,087
   Gains on sale of securities available-for-sale ...............................                   41,249                    2,109
   Other service charges, commissions, and fees .................................                   24,238                   19,074
                                                                                               -----------              -----------
       Total noninterest income .................................................                  346,841                  201,250
                                                                                               -----------              -----------
Noninterest expenses:
   Salaries and employee benefits ...............................................                  634,028                  629,382
   Net occupancy ................................................................                   72,719                   71,892
   Furniture and equipment ......................................................                   48,813                   48,423
   Other operating ..............................................................                  509,427                  419,870
                                                                                               -----------              -----------
       Total noninterest expenses ...............................................                1,264,987                1,169,567
                                                                                               -----------              -----------
Income (loss) before income taxes ...............................................                   80,831                 (268,689)
Income tax expense (benefit) ....................................................                   30,748                  (99,415)
                                                                                               -----------              -----------
Net income (loss) ...............................................................              $    50,083              $  (169,274)
                                                                                               ===========              ===========
Income (loss) per common share
   Basic ........................................................................              $      0.08              $     (0.28)
                                                                                               ===========              ===========
   Diluted ......................................................................              $      0.08              $     (0.28)
                                                                                               ===========              ===========

         The accompanying notes are an integral part of the consolidated financial statements.

                             DEKALB BANKSHARES, INC.

  Statements of Changes in Shareholders' Equity and Comprehensive Income (Loss)
                     Years ended December 31, 2003 and 2002



                                                                                                     Accumulated
                                                   Common Stock                     Retained           other
                                                   ------------                     earnings        comprehensive
                                             Shares             Amount             (deficit)         income (loss)         Total
                                             ------             ------             ---------         -------------         -----
Balance,
  December 31, 2001 .............            609,060         $ 5,866,807         $  (613,138)        $    13,604        $ 5,267,273
                                                                                                                        -----------

Net loss ........................                                                   (169,274)                              (169,274)

Other comprehensive
  income, net of tax
  of $22,001 ....................                                                                         37,462             37,462
                                                                                                                        -----------

Comprehensive loss ..............                                                                                          (131,812)
                                         -----------         -----------         -----------         -----------        -----------

Balance,
  December 31, 2002 .............            609,060           5,866,807            (782,412)             51,066          5,135,461

Net income ......................                                                     50,083                                 50,083

Other comprehensive
  loss, net of tax
  of $43,283 ....................                                                                        (73,698)           (73,698)
                                                                                                                         -----------

Comprehensive loss ..............                                                                                           (23,615)
                                         -----------         -----------         -----------         -----------        -----------

Balance,
  December 31, 2003 .............            609,060         $ 5,866,807         $  (732,329)        $   (22,632)       $ 5,111,846
                                         ===========         ===========         ===========         ===========        ===========


         The accompanying notes are an integral part of the consolidated financial statements.

                             DEKALB BANKSHARES, INC.

                      Consolidated Statements of Cash Flows


                                                                                                       Years ended December 31,
                                                                                                       ------------------------
                                                                                                     2003                  2002
                                                                                                     ----                  ----
Cash flows from operating activities:
  Net income (loss) ................................................................            $    50,083             $  (169,274)
  Adjustments to reconcile net loss to net cash used by
     operating activities:
     Provision for loan losses .....................................................                 95,000                  97,568
     Depreciation and amortization expense .........................................                128,922                 122,415
     Gain on sale of securities available-for-sale .................................                (41,249)                 (2,109)
     Discount accretion and premium amortization ...................................                  9,336                   1,302
     Deferred income tax provision (benefit) .......................................                 38,994                 (99,415)
     Proceeds of sales of residential mortgages ....................................              7,133,835               3,575,160
     Disbursements for residential mortgages held-for-sale .........................             (7,133,835)             (3,575,160)
     Increase in interest receivable ...............................................                (10,445)                (25,737)
     Increase in interest payable ..................................................                    365                   2,188
     Increase in other assets ......................................................                (13,249)                   (440)
     Increase (decrease) in other liabilities ......................................                 (7,686)                 17,598
                                                                                                -----------             -----------
        Net cash (used) provided by operating activities ...........................                250,071                 (55,904)
                                                                                                -----------             -----------
Cash flows from investing activities:
  Purchases of securities available-for-sale .......................................             (7,053,075)             (5,087,684)
  Proceeds from sales of securities available-for-sale .............................              1,755,074                 500,000
  Maturities or calls of securities available-for-sale .............................              2,359,953               2,725,462
  Net increase in loans made to customers ..........................................             (5,039,354)             (6,295,876)
  Purchases of premises and equipment ..............................................                (72,143)                (37,726)
  Purchases of time deposits with other banks ......................................                (97,856)                (12,222)
  Purchase of Federal Home Loan Bank stock .........................................                (70,000)               (125,000)
                                                                                                -----------             -----------
        Net cash used by investing activities ......................................             (8,217,401)             (8,333,046)
                                                                                                -----------             -----------
Cash flows from financing activities:
  Net increase in demand deposits, interest-bearing
     transaction accounts and savings accounts .....................................              1,829,643               2,163,716
  Net increase in certificates of deposit and other
     time deposits .................................................................              4,648,511               4,363,549
  Increase in advances from Federal Home Loan Bank .................................              1,000,000               2,500,000
                                                                                                -----------             -----------
        Net cash provided by financing activities ..................................              7,478,154               9,027,265
                                                                                                -----------             -----------
Net (decrease) increase in cash and cash equivalents ...............................               (489,176)                638,315
Cash and cash equivalents, beginning of year .......................................              2,758,871               2,120,556
                                                                                                -----------             -----------
Cash and cash equivalents, end of year .............................................            $ 2,269,695             $ 2,758,871
                                                                                                ===========             ===========

         The accompanying notes are an integral part of the consolidated financial statements.

                             DEKALB BANKSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 1 - ORGANIZATION SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation - DeKalb Bankshares, Inc. (the Company) was incorporated to serve as a bank holding company for its subsidiary, The Bank of Camden (the Bank). The Bank was incorporated on February 14, 2001 and commenced business on February 20, 2001. The principal business activity of the Bank is to provide commercial banking services to domestic markets, principally in Kershaw County, South Carolina. The Bank is a state-chartered bank, and its deposits are insured by the Federal Deposit Insurance Corporation. The consolidated financial statements include the accounts of the parent company and its wholly-owned subsidiary after elimination of all significant intercompany balances and transactions.

Management's Estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans, including valuation allowances for impaired loans, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties. Management must also make estimates in determining the estimated useful lives and methods for depreciating premises and equipment.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

Significant Group Concentrations of Credit Risk - Most of the Company's activities are with customers located within Kershaw County in South Carolina. The types of securities in which the Company invests are discussed in Note 3. The types of lending that the Company engages in are discussed in Note 4. The
Bank does not have any significant concentrations to any one industry or customer.

Securities Available-for-Sale - Securities available-for-sale are carried at amortized cost and adjusted to estimated market value by recognizing the aggregate unrealized gains or losses in a valuation account. Aggregate market valuation adjustments are recorded in stockholders' equity net of deferred income taxes. Reductions in market value considered by management to be other than temporary are reported as a realized loss and a reduction in the cost basis of the security. The adjusted cost basis of investments available-for-sale is determined by specific identification and is used in computing the gain or loss upon sale.

Loans - Loans are stated at their unpaid principal balance. Interest income is computed using the simple interest method and is recorded in the period earned.

When serious doubt exists as to the collectibility of a loan, interest income is generally discontinued unless the estimated net realizable value of collateral exceeds the principal balance and accrued interest.

Impaired loans are measured based on the present value of discounted expected cash flows. When it is determined that a loan is impaired, a direct charge to bad debt expense is made for the difference between the net present value of expected future cash flows based on the contractual rate and discount rate and the Company's recorded investment in the related loan. The corresponding entry is to a related allowance account. Interest is discontinued on impaired loans when management determines that a borrower may be unable to meet payments as they become due.

The accrual of interest is discontinued on an impaired loan when management anticipates that a borrower may be unable to meet the obligations of the note. Subsequent interest earned is recognized only to the point that cash payments are received. All payments are applied to principal if the ultimate amount of principal is not expected to be collected.

                             DEKALB BANKSHARES, INC.

Allowance for Loan Losses - An allowance for loan losses is maintained at a level deemed appropriate by management to provide adequately for known and inherent losses in the loan portfolio. The allowance is based upon a continuing review of past loan loss experience, current and future economic conditions which may affect the borrowers' ability to pay, and the underlying collateral value of the loans. Loans deemed uncollectible are charged off and deducted from the allowance. The provision for loan losses and recoveries of loans previously charged off are added to the allowance.

Residential Mortgage Loan Held-for-Sale - The Company's residential mortgage lending activities for sale in the secondary market are comprised of accepting residential mortgage loan applications, qualifying borrowers to standards established by investors, funding residential mortgage loans and selling mortgage loans to investors under pre-existing commitments. Funded residential mortgages held temporarily for sale to investors are recorded at the lower of cost or market value. Application and origination fees collected by the Company are recognized as income upon sale to the investor.

Premises and Equipment - Premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed by the straight-line method, based on the estimated useful lives for buildings of 40 years and furniture and equipment of 5 to 10 years. The cost of assets sold or otherwise disposed of, and the related allowance for depreciation, is eliminated from the accounts and the resulting gains or losses are reflected in the income statement when incurred. Maintenance and repairs are charged to current expense. The costs of major renewals and improvements are capitalized.

Income Taxes - Income taxes are the sum of amounts currently payable to taxing authorities, and the net changes in income taxes payable or refundable in future years. Income taxes deferred to future years are determined utilizing a liability approach. This method gives consideration to the future tax consequences associated with differences between financial accounting and tax bases of certain assets and liabilities, which are principally the allowance for loan losses and depreciable premises and equipment.

Advertising Expense - Advertising and public relations costs are generally expensed as incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailing costs are expended in the period in which the direct mailings are sent. Advertising and public relations costs of $45,657 and $30,588, were included in the Company's results of operations for 2003 and 2002.

Stock-Based Compensation - The Company has a stock-based employee compensation plan which is further described in Note 16. The Bank accounts for the plan under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. No stock-based employee compensation cost is reflected in the net income (loss), as all stock options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income (loss) and earnings (losses) per common share as if the Company had applied the fair value recognition provisions of Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", to stock-based employee compensation for the years ended December 31, 2003 and 2002.
                                                       2003            2002
                                                       ----            ----
Net income (loss), as reported .................   $   50,083      $ (169,274)
Deduct: Total stock-based employee
  compensation expense determined
  under fair value based method
  for all awards, net of related tax effects ...        1,540          51,555
                                                   ----------      ----------
Pro forma net income (loss) ....................   $   48,543      $ (117,719)
                                                   ==========      ==========
Income (loss) per share:
  Basic - as reported ..........................   $     0.08      $    (0.28)
                                                   ==========      ==========
  Basic - pro forma ............................   $     0.08      $    (0.19)
                                                   ==========      ==========
  Diluted - as reported ........................   $     0.08      $    (0.28)
                                                   ==========      ==========
  Diluted - pro forma ..........................   $     0.08      $    (0.19)
                                                   ==========      ==========

                             DEKALB BANKSHARES, INC.

Income (Loss) Per Common Share - Basic income (loss) per share represents income
(loss) available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method.

Comprehensive Income - Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income (loss).

The components of other comprehensive loss and related tax effects for the years ended December 31, 2003 and 2002 are as follows:

                                                                                                         2003                 2002
                                                                                                         ----                 ----
Unrealized holding gains (losses) on securities available-for-sale .......................           $ (75,732)           $  61,572
Reclassification adjustment for gains realized in net income (loss) ......................             (41,249)              (2,109)
                                                                                                     ---------            ---------
Net unrealized gains (losses) on securities available-for-sale ...........................            (116,981)              59,463
Tax effect ...............................................................................              43,283              (22,001)
                                                                                                     ---------            ---------
Net-of-tax amount ........................................................................           $ (73,698)           $  37,462
                                                                                                     =========            =========

Statement of Cash Flows - For purposes of reporting cash flows, the Company considers certain highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents include amounts due from banks and federal funds sold.

During the years ended December 31, 2003 and 2002, interest paid on deposits and other borrowings amounted to $428,606 and $412,973, respectively. Income tax payments were $1,940 for the year ended December 31, 2003. There were no income tax payments made during the year ended December 31, 2002.

Changes in the valuation account of securities available-for-sale, including the deferred tax effects, are considered noncash transactions for purposes of the statements of cash flows and are presented in detail in the notes to the financial statements.

Off-Balance-Sheet Financial Instruments - In the ordinary course of business, the Company enters into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit. These financial instruments are recorded in the financial statements when they become payable by the customer.

Recent Accounting Pronouncements - In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-based Compensation - Transition and Disclosure," an amendment of FASB Statement No. 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and Accounting Pronouncement Board ("APB") Opinion No. 28, "Interim Financial Reporting", to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While SFAS No. 148 does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS No. 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB Opinion No. 25. The provisions of SFAS No. 148 are effective for annual financial statements for fiscal years ending after December 15, 2002, and for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002. The disclosure-only provisions of SFAS No. 148 had no impact on the financial condition of the Company.

                             DEKALB BANKSHARES, INC.

Recent Accounting Pronouncements (continued) - In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts and loan commitments that relate to the origination of mortgage loans held for sale, and for hedging activities under SFAS No. 133. SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have a material impact on the financial condition or operating results of the Company.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS No. 150 is generally effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material impact on the financial condition or operating results of the Company.

In November 2002, the FASB issued Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". FIN No. 45 requires a company, at the time it issues a guarantee, to recognize an initial liability for the fair value of obligations assumed under the guarantee and elaborates on existing disclosure requirements related to guarantees and warranties. The initial recognition requirements of FIN No. 45 are effective for guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of periods ending after December 15, 2002. The adoption of FIN No. 45 did not have a material effect on the Company's financial position or results of operations.

In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities." FIN No. 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns, or both. FIN No. 46 also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. FIN No. 46 provides guidance for determining whether an entity qualifies as a variable interest entity by considering, among other considerations, whether the entity lacks sufficient equity or its equity holders lack adequate decision-making ability. The consolidation requirements of FIN No. 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to existing entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The adoption of FIN No. 46 did not have a material effect on the Company's financial position or results of operations.

Risks and Uncertainties - In the normal course of its business, the Company encounters two significant types of risks: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on different basis, than its interest-earning assets. Credit risk is the risk of default on the Company's loan portfolio that results from borrower's inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable and the valuation of real estate held by the Company.

The Company is subject to the regulations of various governmental agencies. These regulations can and do change significantly from period to period. The Company also undergoes periodic examinations by the regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances and operating restrictions from the regulators' judgments based on information available to them at the time of their examination.

                             DEKALB BANKSHARES, INC.

NOTE 2 - CORPORATE REORGANIZATION

On April 24, 2003, the shareholders of The Bank of Camden approved a plan of corporate reorganization under which The Bank of Camden became a wholly-owned subsidiary of DeKalb Bankshares, Inc. (the Company), which was organized for that purpose by the Bank's Board of Directors. The original authorized common stock of DeKalb Bankshares, Inc. is 20,000,000 shares with no par value. Pursuant to the reorganization, the Company issued 609,060 shares of its common stock in exchange for all of the 609,060 outstanding common shares of the Bank. The effective date of the reorganization was September 30, 2003. The accompanying consolidated financial statements for the year ended December 31, 2002 are unchanged from the amounts previously reported by The Bank of Camden. For purposes of presentation, the financial statements are presented as if the reorganization was effective on January 1, 2003.


NOTE 3 - INVESTMENT SECURITIES

Securities available-for-sale consisted of the following:

                                                                                              Gross Unrealized
                                                                         Amortized            ----------------            Estimated
                                                                           Cost           Gains            Losses         Fair Value
                                                                           ----           -----            ------         ----------
December 31, 2003
   Securities of other U.S. government agencies
      and corporations .........................................       $1,000,311       $    4,099       $        -       $1,004,410
   Mortgage-backed securities ..................................        5,974,245            9,474           49,497        5,934,222
                                                                       ----------       ----------       ----------       ----------
      Total ....................................................       $6,974,556       $   13,573       $   49,497       $6,938,632
                                                                       ==========       ==========       ==========       ==========
December 31, 2002
   Securities of other U.S. government agencies
      and corporations .........................................       $1,250,000       $    9,239       $        -       $1,259,239
   Mortgage-backed securities ..................................        2,754,595           71,818                -        2,826,413
                                                                       ----------       ----------       ----------       ----------
      Total ....................................................       $4,004,595       $   81,057       $        -       $4,085,652
                                                                       ==========       ==========       ==========       ==========

The following is a summary of maturities of securities available-for-sale. The amortized cost and estimated fair values are based on the contractual maturity dates. Actual maturities may differ from the contractual maturities because borrowers may have the right to prepay obligations with or without penalty. At December 31, 2003, all of the Company's securities were mortgage-backed securities and no maturity schedule is presented since paydowns are expected before contractual maturity dates.

                                                                                             December 31,
                                                                                             ------------
                                                                             2003                                   2002
                                                                             ----                                   ----
                                                                  Amortized         Estimated          Amortized          Estimated
                                                                    Cost            Fair Value           Cost             Fair Value
                                                                    ----            ----------           ----             ----------
Due after one year but within five years ...............         $1,000,311         $1,004,410         $1,250,000         $1,259,239
Mortgage-backed securities .............................          5,974,245          5,934,222          2,754,595          2,826,413
                                                                 ----------         ----------         ----------         ----------
    Total ..............................................         $6,974,556         $6,938,632         $4,004,595         $4,085,652
                                                                 ==========         ==========         ==========         ==========

                             DEKALB BANKSHARES, INC.

The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2003.

Securities Available for Sale

                                                  Less than                       Twelve months
                                                twelve months                      or more                         Total
                                                -------------                      -------                         -----
                                                           Unrealized                      Unrealized                     Unrealized
                                          Fair value        losses        Fair value        losses        Fair value        losses
                                          ----------        ------        ----------        ------        ----------        ------
Mortgage-backed securities .........      $4,985,595      $   49,497      $        -      $        -      $4,985,595      $   49,497
                                          ==========      ==========      ==========      ==========      ==========      ==========

There were no securities with unrealized losses for more than twelve months at December 31, 2003.

At December 31, 2003 and 2002, investment securities with a book value of $5,085,359 and $1,574,046 and a market value of $5,042,535 and $1,617,807, respectively, were pledged as collateral to secure public deposits and for other purposes as required or permitted by law.

For the years ended December 31, 2003 and 2002, proceeds from sales of securities available-for-sale amounted to $1,755,074 and $502,109, respectively. Gross realized gains amounted to $41,249 and $2,109, respectively. There were no gross realized losses in either year.

NOTE 4 - LOANS RECEIVABLE

Loans consisted of the following:
                                                             December 31,
                                                             ------------
                                                        2003             2002
                                                        ----             ----
Mortgage loans on real estate:
  Residential 1-4 family ...................       $ 8,849,807       $ 6,974,936
  Commercial ...............................         7,038,179         5,418,317
  Construction .............................         1,162,574           898,874
  Second mortgages .........................           105,743            26,403
  Equity lines of credit ...................         1,359,870         1,408,531
                                                   -----------       -----------
                                                    18,516,173        14,727,061
Commercial and industrial ..................         1,831,844           979,291
Consumer and other .........................         1,276,132           913,443
                                                   -----------       -----------
     Total gross loans .....................       $21,624,149       $16,619,795
                                                   ===========       ===========

Transactions in the allowance for loan losses for the years ended December 31, 2003 and 2002 are summarized below:
                                                            2003          2002
                                                            ----          ----
Balance, beginning of year .........................      $245,000      $150,000
Provision charged to operations ....................        95,000        97,568
Recoveries on loans previously charged-off .........             -             -
Loans charged-off ..................................        35,000         2,568
                                                          --------      --------
     Balance, end of year ..........................      $305,000      $245,000
                                                          ========      ========

There were $126,765 loans in nonaccrual status at December 31, 2003. There were no loans past due ninety days or more and still accruing interest and no restructured loans at December 31, 2003. There were no nonaccrual loans, no loans past due ninety days or more and still accruing interest, or restructured loans at December 31, 2002.

                             DEKALB BANKSHARES, INC.

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

                                                           December 31,
                                                           ------------
                                                      2003             2002
                                                      ----             ----
Land .....................................       $   400,000        $   400,000
Land improvements ........................           102,474            102,474
Building .................................           758,871            731,883
Furniture and equipment ..................           501,104            455,748
                                                 -----------        -----------
                                                   1,762,449          1,690,105
Less, accumulated depreciation ...........          (352,247)          (223,124)
                                                 -----------        -----------
Premises and equipment, net ..............       $ 1,410,202        $ 1,466,981
                                                 ===========        ===========

Depreciation expense for the years ended December 31, 2003 and 2002 was $128,922 and $122,415, respectively.

NOTE 6 - DEPOSITS

At December 31, 2003, the scheduled maturities of certificates of deposit were as follows:

                                                                       Amount
                                                                       ------
     2004                                                            $13,542,456
     2005                                                                821,440
     2006                                                                564,628
                                                                     -----------
                                                                     $14,928,524
                                                                     ===========

NOTE 7 - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank consisted of the following:

                                                             December 31,
                                                             ------------
                                                        2003             2002
                                        Interest        ----             ----
   Description                            Rate        Balance           Balance
   -----------                            ----        -------           -------
Fixed rate advances maturing:
  April 26, 2003 .................        2.83%      $        -       $1,000,000
  March 10, 2006 .................        1.27          400,000                -
  September 6, 2011 ..............        3.23          500,000          500,000
  July 23, 2012 ..................        3.87        1,000,000        1,000,000
Daily rate advance maturing:
  October 31, 2003 ...............        1.30                -          500,000
  November 1, 2004 ...............        1.17        2,100,000                -
                                                     ----------       ----------
                                                     $4,000,000       $3,000,000
                                                     ==========       ==========

Scheduled principal reductions of Federal Home Loan Bank advances are as follows:

         2004 ..............................................     $    2,100,000
         2006 ..............................................            400,000
         After five years ..................................          1,500,000
                                                                 --------------
                                                                 $    4,000,000
                                                                 ==============

As collateral, the Company has pledged first mortgage loans on one to four family residential loans aggregating $8,849,807 at December 31, 2003. In addition, the Company's Federal Home Loan Bank stock is pledged to secure the borrowings. Certain advances are subject to prepayment penalties.

                             DEKALB BANKSHARES, INC.

NOTE 8 - RESTRICTIONS ON DIVIDENDS

South Carolina banking regulations restrict the payment of dividends to shareholders. The Bank is authorized to pay cash dividends up to 100% of net income in any calendar year without obtaining the prior approval of the Commissioner of Banking provided that the Bank received a composite rating of one or two at the last Federal or State regulatory examination. Otherwise, the Bank must obtain prior approval to pay a dividend. Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the parent company are also restricted.


NOTE 9 - SUBLEASE INCOME

The Company leases office space in the headquarters building to one of its directors on a year-to-year basis. The tenant has the right to renew the lease for one year periods. Income received by the Company on this lease for the years ended December 31, 2003 and 2002 totaled $10,800 and $10,800, respectively.


NOTE 10 - OTHER OPERATING EXPENSE

Other operating expense for the years ended December 31, 2003 and 2002 is summarized below:

                                                          2003            2002
                                                          ----            ----
  Professional fees ............................        $ 61,031        $ 68,737
  Printing and office supplies .................          53,963          31,579
  Advertising and public relations .............          45,657          30,588
  Data processing ..............................         137,256         126,604
  Insurance ....................................          16,863          15,860
  ATM expense ..................................          22,575          18,471
  Other ........................................         172,082         128,031
                                                        --------        --------
                                                        $509,427        $419,870
                                                        ========        ========
NOTE 11 - INCOME TAXES
Income tax expense (benefit) for the years ended December 31, 2003 and 2002 is summarized as follows:
                                                         2003            2002
                                                         ----            ----
  Current portion
    Federal ....................................   $          -    $          -
    State ......................................          7,807               -
                                                       --------        --------
       Total current ...........................          7,807               -
                                                       --------        --------
  Deferred taxes ...............................        (20,342)        (77,414)
                                                       --------        --------
  Income tax benefit ...........................       $(12,535)       $(77,414)
                                                       ========        ========

Income taxes are allocated as follows:

  To continuing operations .....................       $ 30,748        $(99,415)
  To shareholders' equity ......................        (43,283)         22,001
                                                       --------        --------
    Income tax benefit .........................       $(12,535)       $(77,414)
                                                       ========        ========

                             DEKALB BANKSHARES, INC.

The components of the net deferred tax asset were as follows:
                                                                 December 31,
                                                                 ------------
                                                              2003         2002
                                                              ----         ----
Deferred tax assets:
  Allowance for loan losses ............................    $100,341    $ 81,147
  Net operating loss carryforward ......................     218,377     228,110
  Organization costs ...................................      70,087     102,435
  Unrealized loss on securities available-for-sale .....      13,292           -
  Other ................................................       1,938      34,420
                                                            --------    --------
  Total deferred tax assets ............................     404,035     446,112
                                                            --------    --------
Deferred tax liabilities:
  Accumulated depreciation .............................      14,237       5,981
  Unrealized gain on securities available-for-sale .....           -      29,991
                                                            --------    --------
  Total deferred tax liabilities .......................      14,237      35,972
                                                            --------    --------
  Net deferred tax asset ...............................    $389,798    $410,140
                                                            ========    ========

Deferred tax assets represent the future tax benefit of future deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. Management has determined that it is more likely than not that the entire deferred tax asset at December 31, 2003 will be realized, and accordingly, has not established a valuation allowance. Deferred tax assets are included in other assets.

The Company has a net operating loss carryforward for income tax purposes of $640,906 as of December 31, 2003. This net operating loss expires in the year 2022.

A reconciliation between the income tax expense and the amount computed by applying the Federal statutory rate of 34% for the years ended December 31, 2003 and 2002 to income before income taxes follows:

                                                             2003        2002
                                                             ----        ----
Tax expense at statutory rate .........................    $ 27,483    $(91,354)
State income tax, net of federal income tax effect ....       1,671      (8,061)
Other .................................................       1,594           -
                                                           --------    --------
   Income tax expense (benefit) .......................    $ 30,748    $(99,415)
                                                           ========    ========

NOTE 12 - RELATED PARTY TRANSACTIONS

Certain parties (principally certain directors and executive officers of the Company, their immediate families and business interests) were loan customers of and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. As of December 31, 2003 and 2002, the Company had related party loans totaling $1,219,580 and $752,277, respectively. During 2003, $1,053,847 of new loans were made to related parties and repayments totaled $586,544.

The Company leases office space to an attorney who is also a director. Rental income from this director totaled $10,800 per year for the years ended December 31, 2003 and December 31, 2002. This same director also serves as legal counsel to the Bank. The amount paid to this director for legal services totaled $8,516 and $8,506 for the years ended December 31, 2003 and 2002, respectively.

Deposits from related parties held by the Bank at December 31, 2003 and 2002 totaled $331,936 and $964,509, respectively.

                             DEKALB BANKSHARES, INC.

NOTE 13 - COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company may, from time to time, become a party to legal claims and disputes. At December 31, 2003 management, after consultation with legal counsel, is not aware of any pending or threatened litigation or unasserted claims or assessments that could result in losses, if any, that would be material to the financial statements.

NOTE 14 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Standby letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the customer. Collateral held for commitments to extend credit and standby letters of credit varies but may include accounts receivable, inventory, real or personal property, plant, equipment, and income-producing commercial properties.

The  following  table  summarizes  the  Company's   off-balance-sheet  financial
instruments whose contract amounts represent credit risk:
                                                             December 31,
                                                             ------------
                                                        2003             2002
                                                        ----             ----
Commitments to extend credit ...............        $2,976,816        $  880,669
Standby letters of credit ..................           121,373            66,373

Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions.

                             DEKALB BANKSHARES, INC.

NOTE 15 - INCOME (LOSS) PER COMMON SHARE

Earnings (losses) per share - basic is computed by dividing net income (loss) by the weighted average number of common shares outstanding. Earnings (losses) per share - diluted is computed by dividing net income by the weighted average number of common shares outstanding and dilutive common share equivalents using the treasury stock method. Dilutive common share equivalents include common shares issuable upon exercise of outstanding stock options; however, there was no dilution in 2003 or 2003. Therefore, basic and diluted earnings per share were the same for both years.

                                                           For the years ended
                                                               December 31,
                                                               ------------
                                                            2003          2002
                                                            ----          ----
Basic earnings (losses) per share:
Net income (loss) available to common shareholders ...  $  50,083     $(169,274)
                                                        =========     =========
Average common shares outstanding - basic ............    609,060       609,060
                                                        =========     =========
Basic earnings (losses) per share ....................  $    0.08     $   (0.28)
                                                        =========     =========

NOTE 16 - STOCK COMPENSATION PLAN

On October 18, 2001, the Board of Directors adopted the "2001 Stock Option Plan" (the Plan). The Plan provides for grants of "Incentive Stock Options," within the meaning of section 422 of the Internal Revenue Code and "Non-qualified Stock Options" which are options that do not so qualify. The Plan provides for the issuance of 100,000 shares of the Company's common stock to officers, key employees and other persons. Options may be granted for a term of up to ten years from the effective date of grant and become exercisable six months after being granted. Vesting periods vary by employee. The Board of Directors determines the per-share exercise price, but for incentive stock options the price may not be less than 100% of the fair value of a share of common stock on the date the option is granted. During 2003 and 2002, 4,000 and 7,000 incentive stock options, respectively, were issued to officers and employees. There were no non-qualified stock options at December 31, 2003 or 2002.

In calculating the pro forma disclosures (adjusted for the effects of expensing the options), the fair value of options granted is estimated as of the date granted using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2003 and 2002: dividend yield of 0 percent for both years; expected volatility of 0 percent for both years;
risk-free interest rate of 4.36 percent and 4.58 percent for 2003 and 2002, respectively; and expected life of 10 years for both years.

A summary of the status of the Company's stock option plan as of December 31, 2003 and 2002, and changes during the period is presented below:

                                                                              2003                           2002
                                                                              ----                           ----
                                                                                       Weighted-                         Weighted-
                                                                                       Average                            Average
                                                                                       Exercise                           Exercise
                                                                 Shares                 Price          Shares              Price
                                                                 ------                 -----          ------              -----
Outstanding at beginning of year ....................            85,000                 $10.00         78,000             $10.00
Granted .............................................             4,000                  10.00          7,000              10.00
Exercised ...........................................                 -                   -                 -                  -
Forfeited ...........................................            (1,000)                 10.00              -                  -
                                                                -------                               -------
Outstanding at end of year ..........................            88,000                                85,000
                                                                =======                               =======

There were 84,000 options exercisable at December 31, 2003.

                             DEKALB BANKSHARES, INC.

NOTE 17 - CAPITAL REQUIREMENTS AND REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk-weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum ratios of Tier 1 and total capital as a percentage of assets and off-balance-sheet exposures, adjusted for risk-weights ranging from 0% to 100%. Tier 1 capital of the Bank consists of common shareholders' equity, excluding the unrealized gain or loss on securities available-for-sale, minus certain intangible assets. The Bank's Tier 2 capital consists of the allowance for loan losses subject to certain limitations. Total capital for purposes of computing the capital ratios consists of the sum of Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.

The Bank is also  required  to  maintain  capital  at a minimum  level  based on average  assets (as  defined),  which is known as the leverage  ratio.  Only the strongest institutions are allowed to maintain capital at the minimum requirement. All others are subject to maintaining ratios 1% to 2% above the minimum.

As of December 31, 2003, the most recent notifications from the Bank's primary regulator categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events that management believes have changed the Bank's categories.

The following table summarizes the capital ratios and the regulatory minimum requirements of the Bank at December 31, 2003 and 2002.

                                                                                                                     To Be Well-
                                                                                                                  Capitalized Under
                                                                                           For Capital            Prompt Corrective
                                                                    Actual              Adequacy Purposes         Action Provisions
                                                                    ------              -----------------         -----------------
                                                              Amount      Ratio         Amount      Ratio        Amount       Ratio
                                                              ------      -----         ------      -----        ------       -----
December 31, 2003
  Total capital (to risk-weighted assets) .............    $5,398,000     24.74%     $1,745,360     8.00%     $2,181,700      10.00%
  Tier 1 capital (to risk-weighted assets) ............     5,125,000     23.49%        872,680     4.00%      1,309,020       6.00%
  Tier 1 capital (to average assets) ..................     5,125,000     16.01%      1,280,200     4.00%      1,600,250       5.00%

December 31, 2002
  Total capital (to risk-weighted assets) .............    $5,299,000     30.75%     $1,378,000     8.00%     $1,723,000      10.00%
  Tier 1 capital (to risk-weighted assets) ............     5,084,000     29.51%        689,000     4.00%      1,034,000       6.00%
  Tier 1 capital (to average assets) ..................     5,084,000     21.06%        965,000     4.00%      1,207,000       5.00%

The Federal Reserve has similar requirements for bank holding companies. The Company is not currently subject to these requirements because the Federal Reserve applies its guidelines on a bank-only basis for bank holding companies with less than $150,000,000 in consolidated assets.

NOTE 18 - UNUSED LINE OF CREDIT

At December 31, 2003, the Company had unused lines of credit to purchase federal funds from other financial institutions totaling $1,900,000. Under the terms of the agreements, the Company may borrow at mutually agreed-upon rates for one to fourteen day periods. In addition, the Company has a line of credit with the Federal Home Loan Bank to borrow funds up to 20% of the Bank's total assets, or a borrowing capacity of $6,600,000 at December 31, 2003. As of December 31, 2003, the Company had borrowed $4,000,000 on this line.

                             DEKALB BANKSHARES, INC.

NOTE 19 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instruments. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors.

The following methods and assumptions were used to estimate the fair value of significant financial instruments:

Cash and Due from Banks - The carrying amount is a reasonable estimate of fair value.

Federal Funds Sold - Federal funds sold are for a term of one day, and the carrying amount approximates the fair value.

Investment Securities - For securities available-for-sale, fair value equals the carrying amount which is the quoted market price. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities. Nonmarketable equity securities are stated at their carrying amount because it approximates fair value.

Loans Receivable - For certain categories of loans, such as variable rate loans which are repriced frequently and have no significant change in credit risk and credit card receivables, fair values are based on the carrying amounts. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to the borrowers with similar credit ratings and for the same remaining maturities.

Deposits - The fair value of demand deposits, savings, and money market accounts is the amount payable on demand at the reporting date. The fair values of certificates of deposit and other time deposits are estimated using a discounted cash flow calculation that applies current interest rates to a schedule of aggregated expected maturities.

Advances from the Federal Home Loan Bank - The carrying amounts of variable rate borrowings are reasonable estimates of fair value because they can be repriced frequently. The fair values of fixed rate borrowings are estimated using a discounted cash flow calculation that applies the Bank's current borrowing rate from the FHLB.

Accrued  Interest   Receivable  and  Payable  -  The  carrying  value  of  these instruments is a reasonable estimate of fair value.

Off-Balance Sheet Financial Instruments - The contractual amount is a reasonable estimate of fair value for the instruments because commitments to extend credit and standby letters of credit are issued on a short-term or floating rate basis.

                             DEKALB BANKSHARES, INC.

The carrying values and estimated fair values of the Company's financial instruments are as follows:

                                                                                              December 31,
                                                                                              ------------
                                                                             2003                                   2002
                                                                             ----                                   ----
                                                                   Amount           Fair Value            Amount          Fair Value
                                                                   ------           ----------            ------          ----------
Financial Assets:
Cash and due from banks ................................        $   867,695        $   867,695        $ 2,055,871        $ 2,055,871
Federal funds sold .....................................          1,402,000          1,402,000            703,000            703,000
Securities available-for-sale ..........................          6,938,632          6,938,632          4,085,652          4,085,652
Nonmarketable securities ...............................            220,000            220,000            150,000            150,000
Loans receivable .......................................         21,624,149         22,059,658         16,619,795         16,648,419
Accrued interest receivable ............................            111,817            111,817            101,372            101,372

Financial Liabilities:
Demand deposit, interest-bearing
   transaction, and savings accounts ...................          8,918,018          8,918,018          7,088,375          7,088,375
Certificates of deposit and other
   time deposits .......................................         14,928,524         14,954,641         10,280,013         10,292,485
Advances from the Federal Home
   Loan Bank ...........................................          4,000,000          3,905,438          3,000,000          3,180,157
Accrued interest payable ...............................             37,793             37,793             37,428             37,428

Off-Balance Sheet Financial Instruments:
Commitments to extend credit ...........................          2,976,816          2,976,816            880,669            880,669
Standby letters of credit ..............................            121,373            121,373             66,373             66,373


NOTE 20 - DEKALB BANKSHARES, INC. (PARENT COMPANY ONLY)

Presented below are the condensed financial statements for DeKalb Bankshares, Inc. (Parent Company Only).

                             Condensed Balance Sheet
                                                                    December 31,
                                                                       2003
                                                                       ----
Assets
  Cash ........................................................       $    5,615
  Investment in banking subsidiary ............................        5,103,040
  Other assets ................................................            3,191
                                                                      ----------
      Total assets ............................................       $5,111,846
                                                                      ==========

Liabilities and shareholders' equity
  Shareholders' equity ........................................       $5,111,846
                                                                      ----------
      Total liabilities and shareholders' equity ..............       $5,111,846
                                                                      ==========

                             DEKALB BANKSHARES, INC.

NOTE 20 - DEKALB BANKSHARES, INC. (PARENT COMPANY ONLY) - continued


                        Condensed Statement of Operations
                      For the Year ended December 31, 2003

                                                                           2003
                                                                           ----
Income ............................................................      $15,000

Expenses
  Other expenses ..................................................        9,384
                                                                         -------

Income before income taxes and equity in
  undistributed earnings of banking subsidiary ....................        5,616

  Income tax benefit ..............................................        3,191

  Equity in undistributed earnings of banking subsidiary ..........       41,276
                                                                         -------

  Net income ......................................................      $50,083
                                                                         =======

                       Condensed Statements of Cash Flows

                      For the Year ended December 31, 2003


                                                                          2003
                                                                          ----
Cash flows from operating activities:
  Net income .....................................................     $ 50,083
  Adjustments to reconcile net income to net cash
    provided by operating activities:
     Increase in other assets ....................................       (3,192)
     Equity in undistributed earnings of banking subsidiary ......      (41,276)
                                                                       --------
     Net cash provided by operating activities ...................        5,615
                                                                       --------
Net increase in cash and cash equivalents ........................        5,615
Cash and cash equivalents, beginning of year .....................            -
                                                                       --------
Cash and cash equivalents, end of year ...........................     $  5,615
                                                                       ========