Form 10KSB, Exhibit 13
period 2004-12-31
DEKALB BANKSHARES INC
filed 2005-03-31
CIK 1267970

EXHIBIT 13



















                            DEKALB BANKSHARES, INC.
                            Portions of Registrant's
                              2004 Annual Report to
                            Shareholders Incorporated
                       by Reference into 2004 Form 10-KSB

                             DEKALB BANKSHARES, INC.

                      Management's Discussion and Analysis
                              or Plan of Operation


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

                                     General

On September 30, 2003, the Bank of Camden (the "Bank") was acquired by its newly formed holding company, DeKalb Bankshares, Inc. The Bank is the only asset of the holding company at December 31, 2004. Amounts previously reported by the Bank remain unchanged. The financial statements as of December 31, 2004 and 2003 are audited and, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation.

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

                              Results of Operations

Year ended December 31, 2004, compared with year ended December 31, 2003

Net interest income increased $245,336, or 22.43%, in 2004. The increase in net interest income was due primarily to an increase in average earning assets. Average earning assets increased $10,137,000 or 39.11%, due to continued growth in the loan and investment portfolios. The primary components of interest income were interest on loans, including fees, of $1,522,929 and interest on securities available for sale of $347,763.

The Company's net interest spread and net interest margin were 3.45% and 3.72%, respectively, in 2004 compared to 3.87% and 4.22%, respectively, in 2003. The decrease in net interest spread was primarily the result of lower yields on earning assets. The yield on earning assets decreased from 5.88% in 2003 to 5.31% in 2004. Specifically, the loan portfolio yield decreased from 6.82% in 2003 to 6.41% in 2004. Rates on interest-bearing liabilities decreased from 2.00% in 2003 to 1.86% in 2004.

The provision for loan losses was $109,000 in 2004 compared to $95,000 in 2003. The Company continues to maintain the allowance for loan losses at a level management believes to be sufficient to cover known and inherent losses in the loan portfolio.

Noninterest income decreased $60,728 or 17.51%, to $286,113 in 2004 from $346,841 in 2003. The majority of the decrease is attributable to a reduction of $44,059, or 30.51%, in gains on the sale of residential mortgage loans from 2003 to 2004. This decrease is due to a decline in the number of mortgage refinances and originations during 2004 compared to 2003. Noninterest income was further impacted by the gains on sale of securities available for sale in 2003 of $41,249 that did not recur in 2004. Service charges on deposit accounts increased $19,232, or 14.04%, to $156,178 for the year ended December 31, 2004.

                             DEKALB BANKSHARES, INC.

                      Management's Discussion and Analysis
                              or Plan of Operation

                        Results of Operations - continued

Noninterest expense increased $111,565, or 8.82%, to $1,376,552 in 2004 from $1,264,987 in 2003. Other operating expenses increased $37,968 to $547,395 for the year ended December 31, 2004. The increase is mainly attributable to the growth of the Company. Salaries and benefits increased $71,525, or 11.28%, to $705,553 in 2004 from $634,028 in 2003. This increase is attributable to normal pay increases and additional staff. The Company's efficiency ratio was 84.68% in 2004 compared to 90.38% in 2003. The efficiency ratio is defined as noninterest expense divided by the sum of net interest income and noninterest income, net of gains and losses on sales of assets.

Net income was $87,721 in 2004 compared to $50,083 in 2003. The increase in net income reflects our continued growth, as average-earning assets increased from $25,917,000 for the year ended December 31, 2003 to $36,053,545 for the year ended December 31, 2004. Return on average assets during 2004 was 0.23%, compared to 0.17% during 2003, and return on average equity was 1.70% during 2004, compared to 0.98% during 2003. It should be noted that the operating results for the year ended 2003 included $41,249 gains on the sale of securities available for sale.

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

Average Balances, Income and Expenses and Rates. The following tables set forth, for the periods indicated, information related to the Bank's average balance sheet and its average yields on assets and average costs of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from the daily balances throughout the periods indicated.

                             DEKALB BANKSHARES, INC.

                      Management's Discussion and Analysis
                              or Plan of Operation

                         Net Interest Income - continued

Average Balances, Income and Expenses and Rates

                                                                  For the year ended                      For the year ended
                                                                   December 31, 2004                       December 31, 2003
                                                                   -----------------                       -----------------
                                                          Average       Income/       Yield/        Average      Income/     Yield/
(Dollars in thousands)                                    Balance       Expense        Rate         Balance      Expense      Rate
                                                          -------       -------        ----         -------      -------      ----
Assets:
   Earning Assets:
     Loans (1) .................................         $23,765         $1,523        6.41%        $19,567       $1,335       6.82%
     Securities, taxable .......................           9,478            348        3.67           4,506          156       3.46
     Federal funds sold and
       nonmarketable equity securities .........           2,811             45        1.60           1,844           32       1.74
                                                         -------         ------                     -------       ------
       Total earning assets ....................          36,054          1,916        5.31          25,917        1,523       5.88
                                                         -------         ------                     -------       ------
   Cash and due from banks .....................             619                                        785
   Premises and equipment ......................           1,390                                      1,419
   Other assets ................................             779                                        872
   Allowance for loan losses ...................            (301)                                      (294)
                                                         -------                                    -------
       Total assets ............................         $38,541                                    $28,699
                                                         =======                                    =======
Liabilities:
   Interest-Bearing Liabilities:
     Interest-bearing transaction accounts .....          $3,374         $   11        0.33%        $ 2,493       $    9       0.36%
     Savings deposits ..........................           4,008             50        1.25           3,040           44       1.45
     Time deposits .............................          16,092            322        2.00          12,405          288       2.32
     Other borrowings ..........................           7,427            193        2.60           3,547           88       2.48
                                                         -------         ------                     -------       ------
       Total interest-bearing liabilities ......          30,901            576        1.86          21,485          429       2.00
                                                         -------         ------                     -------       ------
   Demand deposits .............................           2,390                                      1,997
   Accrued interest and other liabilities ......              82                                         84
   Shareholders' equity ........................           5,168                                      5,133
                                                         -------                                    -------
       Total liabilities and
           shareholders' equity ................         $38,541                                    $28,699
                                                         =======                                    =======
Net interest spread ............................                                       3.45%                                   3.87%
Net interest income ............................                         $1,340                                   $1,094
                                                                         ======                                   ======
Net interest margin (2) ........................                                       3.72%                                   4.22%

-----------------
(1) Loans in nonaccrual status totaled $0 and $126,765 as of December 31, 2004 and 2003, respectively, and are included in the loan totals above. The effect of fees on loans is not significant to the computations. All loans and deposits are domestic.
(2) Net interest income divided by total interest earning assets.

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

                                                                                               2004 compared to 2003
                                                                                               ---------------------
                                                                                         Due to increase (decrease) in
(Dollars in thousands)                                                       Volume         Rate (1)      Volume/Rate (2)      Total
                                                                             ------         --------      ---------------      -----
  Interest income:
     Taxable securities ..........................................          $  172          $    9           $   10           $  191
     Loans .......................................................             285             (80)             (17)             188
     Federal funds sold and nonmarketable ........................              17              (3)              (1)              13
      equity securities
                                                                            ------          ------           ------           ------
         Total interest income ...................................             474             (74)              (8)             392
                                                                            ------          ------           ------           ------
 Interest expense:
     Interest-bearing deposits ...................................             105             (48)             (15)              42
     Other borrowings ............................................              96               4                5              105
                                                                            ------          ------           ------           ------
         Total interest expense ..................................             201             (44)             (10)             147
                                                                            ------          ------           ------           ------
             Net interest income .................................          $  273          $  (30)          $    2           $  245
                                                                            ======          ======           ======           ======

(1)  Net interest income divided by total interest earning assets.
(2) Changes to both rate and volume, (in iii above), which cannot be segregated, have been allocated proportionately.

During 2004 and 2003, interest rates were relatively stable. However, changes in interest rates that can have significant effects on the Bank are still possible. In the absence of significant changes in market interest rates, any changes in net interest income during 2005 are expected to result primarily from changes in the volumes of interest earning assets and liabilities.

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

                             DEKALB BANKSHARES, INC.

                      Management's Discussion and Analysis
                              or Plan of Operation

                         Net Interest Income - continued

The following table sets forth the Company's interest rate sensitivity at December 31, 2004.

Interest Sensitivity Analysis

                                                                                                 Greater
                                                                   After Three                     Than        Greater
                                                         Within      Through                     One Year        Than
  (Dollars in thousands)                                  Three       Twelve        Within        or Non-        Five
                                                         Months       Months       One Year      Sensitive       Years         Total
                                                         ------       ------       --------      ---------       -----         -----
Assets
Earning Assets:
  Loans ...........................................     $ 7,681      $  2,395      $ 10,076       $ 9,568       $ 6,999      $26,643
  Securities ......................................         475             -           475         3,436         6,158       10,069
  Federal funds sold and other ....................       3,237           313         3,550             -             -        3,550
                                                        -------      --------      --------       -------       -------      -------
    Total earning assets ..........................      11,393         2,708        14,101        13,004        13,157       40,262
                                                        -------      --------      --------       -------       -------      -------
Liabilities
Interest-bearing liabilities:
  Interest-bearing deposits:
    NOW accounts ..................................       3,450             -         3,450             -             -        3,450
    Savings deposits ..............................       3,813             -         3,813             -             -        3,813
    Time deposits .................................       6,453         9,757        16,210         2,049             -       18,259
                                                        -------      --------      --------       -------       -------      -------
      Total interest-bearing deposits .............      13,716         9,757        23,473         2,049             -       25,522
    Advances from Federal Home Loan Bank ..........       3,000         1,000         4,000           400         1,500        5,900
    Repurchase agreements .........................           -             -             -         3,000             -        3,000
                                                        -------      --------      --------       -------       -------      -------
    Total interest-bearing liabilities ............      16,716        10,757        27,473         5,449         1,500       34,422
                                                        -------      --------      --------       -------       -------      -------
Period gap ........................................     $(5,323)     $ (8,049)     $(13,372)       $7,555       $11,657
                                                        =======      ========      ========       =======       =======
Cumulative gap ....................................     $(5,323)     $(13,372)     $(13,372)      $(5,817)      $ 5,840
                                                        =======      ========      ========       =======       =======
Ratio of cumulative gap to total earning assets ...      (13.22)%      (33.21)%      (33.21)%      (14.45)%       14.50%

     The above table reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Overnight federal funds are reflected at the earliest pricing interval due to the immediately available nature of the instruments. Debt securities are reflected at each instrument's ultimate maturity date. Interest-bearing liabilities with no contractual maturity, such as savings deposits and interest-bearing transaction accounts, are reflected in the earliest repricing period due to contractual arrangements which give the Company the opportunity to vary the rates paid on those deposits within a thirty-day or shorter period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity date. Advances from the Federal Home Loan Bank are reflected at their contractual maturity dates, except for daily rate credit advances which can reprice daily. Securities sold under agreements to repurchase are reflected at their contractual maturity date.

                             DEKALB BANKSHARES, INC.

                      Management's Discussion and Analysis
                              or Plan of Operation

                         Net Interest Income - continued

The Company is in a liability sensitive position (or a negative gap) of $13.3 million over the 12 month timeframe. The gap is negative when interest sensitive liabilities exceed interest sensitive assets, as was the case at the end of 2004 with respect to the one-year time horizon. When interest sensitive assets exceed interest sensitive liabilities for a specific repricing "horizon," a positive interest sensitivity gap results.

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

Gap analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Management and the Board focus primarily upon an estimation of net interest margin levels over a variety of rate scenarios using a rate shocked simulation analysis. In this methodology, interest income and interest expense are estimated under a variety of rate possibilities. This analysis provides a more dynamic view of the effect of a rate change on net interest income by simulating the roll-off and reinvestment of funds using present and forecast pricing to calculate interest flows. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities. The Company cannot predict if interest rates will rise or fall in 2005.

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

In order to determine an adequate level for the allowance for loan losses, the Company calculates a general reserve based on a percentage allocation for each of the categories of the following unclassified loan types: real estate, commercial, consumer and mortgage. The Company applies general loss factors to each category and may adjust these percentages as appropriate given consideration of local economic conditions, exposure concentration that may exist in the portfolio, changes in trends of past due loans, problem loans and charge-offs and anticipated loan growth. The general estimate is then added to any specific allocations made on account of particular loans or groups of loans that exhibit significant characteristics which are different from the general types. The resulting amount is the total allowance for loan losses. Due to our limited operating history, the provision for loan losses has been made primarily as a result of management's assessment of general loan loss risk. Our evaluation is inherently subjective as it requires estimates that are susceptible to significant change. In addition, various regulatory agencies review our allowance for loan losses through their periodic examinations, and they may require us to record additions to the allowance for loan losses based on their judgment about information available to them at the time of their examinations. Our losses will undoubtedly vary from our estimates, and it is possible that charge-offs in future periods will exceed the allowance for loan losses as estimated at any point in time. As of December 31, 2004, the Company's allowance for loan losses totaled $266,478, a decrease of $38,522 from the prior year. This decrease results from net charge-offs of $148,000 and a provision for loan losses of $109,000 expensed during 2004. The categories and concentrations of loans have been relatively consistent during the past two years.

The following table sets forth certain information with respect to the Bank's allowance for loan losses and the composition of charge-offs and recoveries for the years ended December 31, 2004 and 2003.

                            Allowance for Loan Losses

  (Dollars in thousands)                                   2004           2003
                                                           ----           ----
Total loans outstanding at end of period .........       $26,643        $21,504
                                                         =======        =======
Average loans outstanding ........................       $23,765        $19,567
                                                         =======        =======
Balance of allowance for loan
   losses at beginning of period .................          $305           $245
Charge-offs:
   Commercial and industrial .....................           150             35
   Real estate ...................................             -              -
   Consumer and other ............................             3              -
                                                         -------        -------
     Total charge-offs: ..........................           153             35
                                                         -------        -------
Recoveries of previous charge-offs:
   Commercial and industrial .....................             5              -
   Real estate ...................................             -              -
   Consumer and other ............................             5              -
                                                         -------        -------
     Total recoveries ............................             5              -
                                                         -------        -------
Net charge-offs: .................................           148             35
Provision for loan losses ........................           109             95
                                                         -------        -------
Balance of allowance for loan
  losses at end of period ........................          $266           $305
                                                         =======        =======
Allowance for loan losses to period end loans ....          1.00%          1.42%
Ratio of net charge-offs to
   average loans outstanding .....................          0.62%          0.18%

                             DEKALB BANKSHARES, INC.

                      Management's Discussion and Analysis
                              or Plan of Operation

                              Nonperforming Assets

Nonperforming Assets. There were no loans in nonaccrual status at December 31, 2004 and $126,765 at December 31, 2003. There were no loans past due ninety days or more and still accruing interest and no restructured loans at December 31, 2004 or 2003.

For the year ended December 31, 2004, there was no interest recognized in income on nonaccrual loans. Interest income on nonaccrual loans that would have been recorded in income if the loans were current totaled $10,654.

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

Potential Problem Loans. The Company maintains a list of potential problem loans that are not included in impaired loans (nonaccrual loans or loans past due 90 days or more and still accruing interest). A loan is added to the potential problem loan list when management becomes aware of information about possible credit problems of the borrower that causes doubts about its ability to comply with current loan repayment terms. At December 31, 2004, the Company had not identified any potential problem loans. As of December 31, 2003, the Company had identified $9,850 in potential problem loans through its internal review mechanisms. The results of this internal review process are considered in determining management's assessment of the adequacy of the allowance for loan losses.

                         Noninterest Income and Expense

Noninterest Income. For the year ended December 31, 2004, noninterest income totaled $286,113 as compared to $346,841 for the year ended December 31, 2003. This decrease is primarily attributable to a decrease of $44,059 in gains on the sale of residential mortgage loans from 2003 to 2004, due to the reduction of mortgage loan refinances and originations. Noninterest income was further impacted by a decrease of $41,249 in one-time gains on the sales of securities available for sale that did not recur in 2004. The largest component of noninterest income was service charges on deposit accounts which totaled $156,178 for the year ended December 31, 2004, an increase of $19,232 or 14.04% when compared to 2003. The increase in service charges was a result of the increase in deposits over the two periods.

The following table sets forth the principal components of noninterest income for the years ended December 31, 2004 and 2003.

  (Dollars in thousands)                                         2004       2003
                                                                 ----       ----
Residential mortgage loan origination fees ...............       $100       $144
Service charges on deposit accounts ......................        156        137
Gains on sale of securities available-for-sale ...........          -         41
Other service charges, commissions, and fees .............         30         25
                                                                 ----       ----
   Total noninterest income ..............................       $286       $347
                                                                 ====       ====

Noninterest Expense. For the year ended December 31, 2004, noninterest expense totaled $1,376,552 as compared to $1,264,987 for the year ended December 31, 2003. Salaries and employee benefits, which comprised the largest component of noninterest expense, totaled $705,553. Other operating expenses increased $37,968 or 7.45% to $547,395 for the year ended December 31, 2004, when compared to 2003. These increases in expenses were associated with the growth of the Company.

                             DEKALB BANKSHARES, INC.

                      Management's Discussion and Analysis
                              or Plan of Operation

The following table sets forth the primary components of noninterest expense for the years ended December 31, 2004 and 2003.

  (Dollars in thousands)                                      2004         2003
                                                              ----         ----
Salaries and employee benefits .......................      $  706       $  634
Net occupancy expense ................................          76
Advertising and marketing expense ....................          37           46
Office supplies, forms, and stationery ...............          42           54
Data processing ......................................         145          137
Professional fees ....................................          86           61
Furniture and equipment expense ......................          47           49
Other ................................................         238          211
                                                            ------       ------
   Total noninterest expense .........................      $1,377       $1,265
                                                            ======       ======
Efficiency ratio .....................................       84.68%       90.38%

                               Earning Assets

Loans. Loans are the largest category of earning assets and typically provide higher yields than the other types of earning assets. A certain degree of risk taking is inherent in the extension of credit. Management has established loan and credit policies and practices designed to control both the types and amounts of risks assumed, and to minimize losses. Such policies and practices include limitations on loan-to-collateral values for various types of collateral, requirements for appraisals of real estate collateral, problem loan management practices and collection procedures, and nonaccrual and charge-off guidelines. Loans averaged $23,765,000 in 2004 as compared to $19,567,000 in 2003. At December 31, 2004, total loans were $26,643,037, or 23.2%, higher than the December 31, 2003 balance of $21,504,149.

The following table sets forth the composition of the loan portfolio by category at December 31, 2004 and 2003 and highlights the Bank's general emphasis on mortgage lending.

Composition of Loan Portfolio

  December 31,                                                          2004                                   2003
                                                                        ----                                   ----
                                                                               Percent of                             Percent of
  (Dollars in thousands)                                     Amount              Total            Amount                Total
                                                             ------              -----            ------                -----
Commercial and industrial ......................             $3,279              12.31%          $ 1,832                8.52%
Real estate:
  Construction .................................              2,426               9.11             1,163                5.41
  Mortgage-residential .........................             12,009              45.07            10,195               47.41
  Mortgage-nonresidential ......................              7,700              28.90             7,038               32.73
Consumer .......................................              1,229               4.61             1,276                5.93
                                                            -------              -----           -------              ------
    Total loans ................................             26,643                100%           21,504              100.00%
                                                                                 -----                                ------
Allowance for loan losses ......................               (266)                                (305)
                                                            -------                              -------
    Net loans ..................................            $26,377                              $21,199
                                                            =======                              =======

The largest component of loans in the Company's loan portfolio is real estate mortgage loans. At December 31, 2004, real estate mortgage loans totaled $19,709,000 and represented 73.97% of the total loan portfolio. At December 31, 2003, real estate mortgage loans totaled $17,233,000 and represented 80.14% of the total loan portfolio.

                             DEKALB BANKSHARES, INC.

                      Management's Discussion and Analysis
                              or Plan of Operation

                           Earning Assets - continued

In the context of this discussion, a "real estate mortgage loan" is defined as any loan, other than loans for construction purposes, secured by real estate, regardless of the purpose of the loan. It is common practice for financial institutions in the Bank's market area to obtain a security interest in real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase the magnitude of the real estate loan portfolio.

Residential real estate loans consist of loans secured by first and second mortgages on single or multi-family residential dwellings. Nonresidential mortgage loans include commercial loans and other loans secured by multi-family properties and farmland. The repayment of both residential and nonresidential real estate loans is dependent primarily on the income and cash flows of the borrowers, with the real estate serving as a secondary or liquidation source of repayment. For the past several years, the demand for residential and commercial real estate loans in the Camden market has been higher than normal due to the low interest rate environment. However, demand began to level out in 2004 as rates began to increase, and demand is expected to return to more normal levels throughout 2005.

Commercial and industrial loans primarily represent loans made to businesses, and may be made on either a secured or an unsecured basis. When taken, collateral usually consists of liens on receivables, equipment, inventories, furniture and fixtures. Unsecured business loans are generally short-term with emphasis on repayment strengths and low debt-to-worth ratios. Commercial lending involves significant risk because repayment usually depends on the cash flows generated by a borrower's business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions. To control risk, more in-depth initial and continuing financial analysis of a borrower's cash flows and other financial information is generally required.

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

The repayment of loans in the loan portfolio as they mature is also a source of liquidity for the Company. The following table sets forth the Company's loans maturing within specified intervals at December 31, 2004.

       Loan Maturity Schedule and Sensitivity to Changes in Interest Rates

                                                                                         Over One
                                                                                           Year
  December 31, 2004                                                    One Year           Through            Over
  (Dollars in thousands)                                               or Less          Five Years        Five Years           Total
                                                                       -------          ----------        ----------           -----
  Commercial and industrial ................................            $1,823            $1,429            $   26           $ 3,278
  Real estate ..............................................             1,178             2,944             6,016            10,138
  Consumer and other .......................................             6,698             5,574               955            13,227
                                                                        ------            ------            ------           -------
                                                                        $9,699            $9,947            $6,997           $26,643
                                                                        ======            ======            ======           =======
Loans maturing after one year with:
     Fixed interest rates ..................................                                                                 $11,158
     Floating interest rates ...............................                                                                   5,786
                                                                                                                             -------
                                                                                                                             $16,944
                                                                                                                             =======

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

There were no concentrations of loans exceeding 10% of total loans at December 31, 2004 or 2003 that are not otherwise disclosed as a category in the tables above.

             Investment Securities Maturity Distribution and Yields

Investment Securities. The investment securities portfolio is also a component of the Company's total earning assets. Total securities averaged $9,825,000 in 2004 as compared to $4,506,000 in 2003. At December 31, 2004, the total securities portfolio was $10,069,198, an increase of $2,910,566 over the December 31, 2003 balance of $7,158,632. The increase was primarily invested in mortgage-backed securities as loan demand slowed in order to achieve higher yields while maintaining reasonable liquidity. All marketable equity securities were designated as available-for-sale and were recorded at their estimated fair market value. Nonmarketable equity securities, which are included in total securities, totaled $474,813 and $220,000 at December 31, 2004 and 2003, respectively, and are recorded at cost.

The following table sets forth the fair value of the securities held by the Bank at December 31, 2004 and 2003.

Fair Value of Securities

  December 31,                                               2004          2003
                                                             ----          ----
(Dollars in thousands)
U.S. government agencies and corporations ..........       $ 2,501       $ 1,004
Mortgage-backed securities .........................         7,093         5,935
Nonmarketable equity securities ....................           475           220
                                                           -------       -------
   Total securities ................................       $10,069       $ 7,159
                                                           =======       =======

Mortgage-backed securities were comprised of securities issued by the Federal Home Loan Mortgage Corporation (FHLMC) and Federal National Mortgage Association
(FNMA). The amortized cost and fair value of securities held at December 31, 2004 that were issued by FHLMC were $5,663,221 and $5,644,722, respectively. The amortized cost and fair value of securities held at December 31, 2004 that were issued by FNMA were $1,995,597 and $1,963,022, respectively.

The following table sets forth the scheduled maturities and weighted average yields of securities held at December 31, 2004.

Investment Securities Maturity Distribution and Yields

(Dollars in thousands)                                                           After One But     After Five But        After
December 31, 2004                              No Maturity    Within One Year  Within Five Years  Within Ten Years      Ten Years
                                               -----------    ---------------  -----------------  ----------------      ---------
                                             Amount   Yield    Amount   Yield   Amount    Yield    Amount   Yield     Amount   Yield
                                             ------   -----    ------   -----   ------    -----    ------   -----     ------   -----
                                              $  -        %      $ -        %   $2,501    3.04%    $    -       %     $    -      %
U.S. government agencies ..................      -                 -               935    2.85      2,746   3.54       3,412   4.41
Mortgage-backed securities ................    475    2.88         -                 -                  -                  -
                                              ----               ---            ------             ------             ------
Nonmarketable equity securities ...........   $475    2.88       $ -            $3,436    2.99     $2,746   3.54      $3,412   4.41
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

                             DEKALB BANKSHARES, INC.

                      Management's Discussion and Analysis
                              or Plan of Operation

                           Earning Assets - continued

Short-Term Investments. Short-term investments, which consist primarily of federal funds sold and interest-bearing deposit accounts with other Banks, averaged $2,464,000 in 2004 and totaled $3,550,287 and $1,829,003 at December
31, 2004 and 2003, respectively. These funds are an important source of the Company's liquidity. Federal funds are generally invested in an earning capacity on an overnight basis. Interest-bearing deposit accounts consist of the Company's interest-bearing account with the Federal Home Loan Bank and time deposits with other banks.

                 Deposits and Other Interest-Bearing Liabilities

Average interest-bearing liabilities totaled $30,901,000 in 2004 as compared to $21,485,000 in 2003. Total interest-bearing liabilities totaled $34,421,610 at December 31, 2004, as compared to $25,532,090 at December 31, 2003.

Deposits. Average total deposits totaled $25,864,000 during 2004, as compared to $19,935,000 during 2003. At December 31, 2004, total deposits were $28,310,378 as compared to $23,846,542 at December 31, 2003. Most of the growth in deposits were in time deposits of $100,000 or more as shown below.

The following table sets forth the deposits of the Company by category as of December 31, 2004 and 2003.

Deposits

  December 31,                                                                     2004                          2003
                                                                                   ----                          ----
                                                                                          Percent of                     Percent of
  (Dollars in thousands)                                                 Amount            Deposits         Amount        Deposits
                                                                         ------            --------         ------        --------
Demand deposit accounts ....................................            $ 2,789              9.85%        $ 2,315           9.70%
NOW accounts ...............................................              3,450             12.19           2,901          12.17
Savings accounts ...........................................              3,813             13.47           3,702          15.52
Time deposits less than $100,000 ...........................              5,487             19.38           4,843          20.32
Time deposits of $100,000 or over ..........................             12,771             45.11          10,086          42.29
                                                                        -------            ------         -------         ------
   Total deposits ..........................................            $28,310            100.00%        $23,847         100.00%
                                                                        =======            ======         =======         ======

Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits were approximately $15,538,931 at December 31, 2004.

The following table sets forth the average amounts of deposits and average rates on each category for 2004 and 2003.

                                                                                 2004                            2003
                                                                                 ----                            ----
                                                                        Average        Average         Average           Average
  (Dollars in thousands)                                                 Amount       Rate Paid         Amount          Rate Paid
                                                                         ------       ---------         ------          ---------
Demand deposit accounts ....................................            $ 2,390          0.00%         $ 1,997            0.00%
NOW accounts ...............................................              3,374          0.33            2,493            0.36
Savings accounts ...........................................              4,008          1.25            3,040            1.45
Time deposits less than $100,000 ...........................              4,997          2.25            6,066            2.37
Time deposits of $100,000 or over ..........................             11,095          1.89            6,339            2.28
                                                                        -------          ----          -------            ----
   Total deposits ..........................................            $25,864          1.48%         $19,935            1.71%
                                                                        =======          ====          =======            ====

Deposits, and particularly core deposits, have been the Company's primary source of funding and have enabled the Company to meet successfully both its short-term and long-term liquidity needs. Management anticipates that such deposits will continue to be the Company's primary source of funding in the future. The Company's loan-to-deposit ratio was 94.11% and 90.18% at December 31, 2004 and 2003, respectively. The maturity distribution of the Company's time deposits over $100,000 at December 31, 2004, is set forth in the following table.

                             DEKALB BANKSHARES, INC.

                      Management's Discussion and Analysis
                              or Plan of Operation

           Deposits and Other Interest-Bearing Liabilities - continued

Maturities of Time Deposits of $100,000 or More

                                                                                               After Six
                                                                                 After Three     Through
                                                                   Within Three  Through Six      Twelve   After Twelve
  (Dollars in thousands)                                                Months       Months       Months       Months        Total
                                                                  -------------  -----------  -----------  ------------  -----------
  Time deposits of $100,000 or more ..........................    $    5,239      $  3,851      $  2,636     $  1,045     $ 12,771

Approximately 41.02% of the Company's time deposits over $100,000 had scheduled maturities within three months, and 71.18% had maturities within six months. Large time deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits.

Other Borrowings. Other borrowings consist of advances from the Federal Home Loan Bank of Atlanta and securities sold under agreements to repurchase. Advances from the Federal Home Loan Bank averaged $4,574,521 in 2004 and totaled $5,900,000 at December 31, 2004 with a weighted average interest rate of 2.64%. The maximum amount of advances at any month-end in 2004 was $5,900,000 and the weighted average interest rate was 2.36% in 2004. Advances from the Federal Home Loan Bank averaged $3,542,671 in 2003 and totaled $4,000,000 at December 31, 2003 with a weighted average interest rate of 2.10%. The maximum amount of advances at any month-end in 2003 was $4,000,000 and the weighted average interest rate was 2.48% in 2003.

Advances from Federal Home Loan Bank are collateralized by one-to-four family residential mortgage loans and the Company's investment in Federal Home Loan Bank Stock. Although we expect to continue using Federal Home Loan Bank advances as a secondary funding source, core deposits will continue to be our primary funding source. Of the $5,900,000 advances from Federal Home Loan Bank outstanding at December 31, 2004, $4,000,000 have scheduled principal reductions in 2005, $400,000 have scheduled principal reductions in 2006, $500,000 have scheduled principal reductions in 2011, and $1,000,000 have scheduled principal reductions in 2012.

Securities sold under agreement to repurchase averaged $2,852,055 in 2004 and totaled $3,000,000 at December 31, 2004. The maximum amount of advances at any month-end in 2004 was $3,000,000 and the weighted average interest rate was 2.95% in 2004. There were no securities sold under agreement to repurchase in 2003.

                           Return on Equity and Assets

The following table shows the return on assets (net income divided by average total assets), return on equity (net income divided by average equity), dividend payout ratio (dividends declared per share divided by net income per share), and equity to assets ratio (average equity divided by average total assets) for each year indicated.

                                                        Year ended December 31,
                                                        -----------------------
                                                         2004              2003
                                                         ----              ----
Return on assets ............................           0.23%              0.17%
Return on equity ............................           1.70%              0.98%
Dividend payout ratio .......................            N/A                N/A
Equity to assets ratio ......................          13.41%             17.88%

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

The Bank exceeded the regulatory capital requirements at December 31, 2004 and 2003 as set forth in the following table.

Analysis of Capital and Capital Ratios
  December 31,                                              2004           2003
                                                            ----           ----
  (Dollars in thousands)
Tier 1 capital .....................................       $5,216        $5,125
Tier 2 capital .....................................          266           273
                                                          -------       -------
   Total qualifying capital ........................       $5,482        $5,398
                                                          =======       =======
Risk-adjusted total assets
   (including off-balance-sheet exposures) .........      $28,370       $21,817
                                                          =======       =======

Tier 1 risk-based capital ratio ....................        18.39%        23.49%
Total risk-based capital ratio .....................        19.32%        24.75%
Tier 1 leverage ratio ..............................        12.56%        16.01%

The Federal Reserve has similar requirements for bank holding companies. The Company is not currently subject to these requirements because the Federal Reserve applies its guidelines on a bank-only basis for bank holding companies with less than $150,000,000 in consolidated assets.

                             Off-Balance Sheet Risk

Through its operations, the Company has made contractual commitments to extend credit in the ordinary course of its business activities. These commitments are legally binding agreements to lend money to the Company's customers at predetermined interest rates for a specified period of time. At December 31, 2004, the Company had unused commitments to extend credit of $4,897,326 and standby letters of credit of $83,030 through various types of commercial lending arrangements. Approximately $3,582,000 of these commitments to extend credit had variable rates. Some of the commitments and letters of credit are expected to expire without being drawn upon, so the total amounts do not necessarily represent future cash requirements.

                             DEKALB BANKSHARES, INC.

                      Management's Discussion and Analysis
                              or Plan of Operation

                       Off-Balance Sheet Risk - continued

The following table sets forth the length of time until maturity for unused commitments to extend credit and standby letters of credit at December 31, 2004.

                                                             After One     After Three
                                                              Through        Through                       Greater
                                             Within One        Three         Twelve       Within One         Than
(Dollars in thousands)                          Month         Months         Months          Year         One Year          Total
                                                -----         ------         ------          ----         --------          -----
Form of Commitment
Unused commitments to extend credit .....  $           2    $       132    $     1,350    $       1,484     $  3,413     $     4,897
Standby letters of credit ...............              -              -             15               15           68              83
                                           -------------    -----------    -----------    -------------     --------     -----------
Totals ..................................  $           2    $       132    $     1,365    $       1,499     $  3,481     $     4,980
                                           =============    ===========    ===========    =============     ========     ===========

The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on its credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, commercial and residential real estate.

                          Critical Accounting Policies

The Company has adopted various accounting policies which govern the application of accounting principles generally accepted in the United States in the preparation of its financial statements. The Company's significant accounting policies are described in the notes to the consolidated financial statements at December 31, 2004 included herein. Certain accounting policies involve significant judgments and assumptions by management which have a material impact on the carrying value of certain assets and liabilities. The Company considers these accounting policies to be critical accounting policies. The judgments and assumptions management uses are based on historical experience and other factors, which management believes to be reasonable under the circumstances. Because of the nature of the judgments and assumptions management makes, actual results could differ from these judgments and estimates which could have a material impact on our carrying values of assets and liabilities and results of operations.

Management believes the allowance for loan losses is the critical accounting policy that requires the most significant judgments and estimates used in preparation of the Company's consolidated financial statements. Refer to the portion of this discussion that addresses the allowance for loan losses for a description of the processes and methodology for determining the allowance for loan losses.

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

Liquidity management is made more complex because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is fairly predictable; while net deposit inflows and outflows are far less predictable and are not subject to nearly the same degree of control. The Company also has the ability to borrow funds from the Federal Home Loan Bank. At December 31, 2004, the Company's availability to borrow funds from the Federal Home Loan Bank totaled $8,500,000 of which the Company had borrowed $5,900,000 at December 31, 2004. At December 31, 2004, the Company also had unused lines of credit to purchase federal funds from other financial institutions totaling $1,900,000.

                             DEKALB BANKSHARES, INC.

                      Management's Discussion and Analysis
                              or Plan of Operation

                               Impact of Inflation

Unlike most industrial companies, the assets and liabilities of financial institutions such as the Company are primarily monetary in nature. Therefore, interest rates have a more significant effect on the Company's performance than do the effects of changes in the general rate of inflation and changes in prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. As discussed previously, management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

                     DEKALB BANKSHARES, INC. AND SUBSIDIARY

                              Financial Statements

                     Years Ended December 31, 2004 and 2003

                                       and

             Report of Independent Registered Public Accounting Firm

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors
DeKalb Bankshares, Inc.
Camden, South Carolina

We have audited the accompanying consolidated balance sheets of DeKalb Bankshares, Inc. (the Company) and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in shareholders' equity and comprehensive income (loss), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of DeKalb Bankshares, Inc. and subsidiary as of December 31, 2004 and 2003, and the results of their operations and cash flows for each of the years in the two year period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.


                                        s/Elliott Davis, LLC

Elliott Davis, LLC
Columbia, South Carolina
January 6, 2005

                     DEKALB BANKSHARES, INC. AND SUBSIDIARY
                           Consolidated Balance Sheets

                                                                                                             December 31,
                                                                                                             ------------
                                                                                                   2004                      2003
                                                                                                   ----                      ----
Assets:
Cash and cash equivalents:
  Cash and due from banks ........................................................            $    567,773             $    750,770
  Federal funds sold .............................................................               3,175,000                1,402,000
  Other interest bearing deposits ................................................                  61,793                  116,925
                                                                                              ------------             ------------
     Total cash and cash equivalents .............................................               3,804,566                2,269,695
                                                                                              ------------             ------------
Time deposits with other banks ...................................................                 313,494                  310,078
Investment securities:
  Securities available-for-sale ..................................................               9,594,385                6,938,632
  Nonmarketable equity securities ................................................                 474,813                  220,000
                                                                                              ------------             ------------
       Total investment securities ...............................................              10,069,198                7,158,632
                                                                                              ------------             ------------
Loans held for sale ..............................................................                       -                  120,000

Loans receivable .................................................................              26,643,037               21,504,149
  Less allowance for loan losses .................................................                (266,478)                (305,000)
                                                                                              ------------             ------------
     Loans, net ..................................................................              26,376,559               21,199,149
Premises and equipment, net ......................................................               1,411,412                1,410,202
Accrued interest receivable ......................................................                 150,875                  111,817
Other assets .....................................................................                 433,673                  455,844
                                                                                              ------------             ------------
       Total assets ..............................................................            $ 42,559,777             $ 33,035,417
                                                                                              ============             ============
Liabilities:
  Deposits:
     Noninterest-bearing transaction accounts ....................................            $  2,788,768             $  2,314,452
     Interest-bearing transaction accounts .......................................               3,449,845                2,901,206
     Savings .....................................................................               3,812,952                3,702,360
     Time deposits $100,000 and over .............................................              12,771,447               10,085,481
     Other time deposits .........................................................               5,487,366                4,843,043
                                                                                              ------------             ------------
       Total deposits ............................................................              28,310,378               23,846,542
Securities sold under agreements to repurchase ...................................               3,000,000                        -
Advances from the Federal Home Loan Bank .........................................               5,900,000                4,000,000
Accrued interest payable .........................................................                 120,117                   37,793
Other liabilities ................................................................                  36,887                   39,236
                                                                                              ------------             ------------
       Total liabilities .........................................................              37,367,382               27,923,571
                                                                                              ------------             ------------
Commitments and contingencies (Notes 13 and 14)
Shareholders' equity:
Common stock, no par value; 20,000,000 shares authorized;
  610,139 and 609,060 shares issued and outstanding at
  December 31, 2004 and 2003, respectively .......................................               5,877,597                5,866,807
Retained deficit .................................................................                (644,608)                (732,329)
Accumulated other comprehensive loss .............................................                 (40,594)                 (22,632)
                                                                                              ------------             ------------
       Total shareholders' equity ................................................               5,192,395                5,111,846
                                                                                              ------------             ------------
       Total liabilities and shareholders' equity ................................            $ 42,559,777             $ 33,035,417
                                                                                              ============             ============

The accompanying notes are an integral part of the consolidated financial statements.

                     DEKALB BANKSHARES, INC. AND SUBSIDIARY

                        Consolidated Statements of Income


                                                                                                       Years ended December 31,
                                                                                                       ------------------------
                                                                                                     2004                   2003
                                                                                                     ----                   ----
Interest income:
   Loans, including fees .........................................................               $1,522,929               $1,334,607
   Investment securities:
     Taxable .....................................................................                  347,763                  156,557
     FHLB interest and dividends .................................................                   11,890                   11,742
   Federal funds sold ............................................................                   26,156                   14,572
   Time deposits with other banks ................................................                    6,665                    5,470
                                                                                                 ----------               ----------
       Total interest income .....................................................                1,915,403                1,522,948
                                                                                                 ----------               ----------
Interest expense:
   Time deposits $100,000 and over ...............................................                  210,130                  144,264
   Other deposits ................................................................                  173,440                  196,993
   Other interest expense ........................................................                  192,520                   87,714
                                                                                                 ----------               ----------
       Total interest expense ....................................................                  576,090                  428,971
                                                                                                 ----------               ----------
Net interest income ..............................................................                1,339,313                1,093,977
Provision for loan losses ........................................................                  109,000                   95,000
                                                                                                 ----------               ----------
Net interest income after provision for loan losses ..............................                1,230,313                  998,977
                                                                                                 ----------               ----------
Noninterest income:
   Service charges on deposit accounts ...........................................                  156,178                  136,946
   Gains on residential mortgage loan sales ......................................                  100,349                  144,408
   Gains on sale of securities available-for-sale ................................                        -                   41,249
   Other service charges, commissions, and fees ..................................                   29,586                   24,238
                                                                                                 ----------               ----------
       Total noninterest income ..................................................                  286,113                  346,841
                                                                                                 ----------               ----------
Noninterest expenses:
   Salaries and employee benefits ................................................                  705,553                  634,028
   Net occupancy .................................................................                   76,336                   72,719
   Furniture and equipment .......................................................                   47,268                   48,813
   Other operating ...............................................................                  547,395                  509,427
                                                                                                 ----------               ----------
       Total noninterest expenses ................................................                1,376,552                1,264,987
                                                                                                 ----------               ----------
Income before income taxes .......................................................                  139,874                   80,831
Income tax expense ...............................................................                   52,153                   30,748
                                                                                                 ----------               ----------
Net income .......................................................................               $   87,721               $   50,083
                                                                                                 ==========               ==========
Income per common share
   Basic .........................................................................               $     0.14               $     0.08
                                                                                                 ==========               ==========
   Diluted .......................................................................               $     0.14               $     0.08
                                                                                                 ==========               ==========

The accompanying notes are an integral part of the consolidated financial statements.

                     DEKALB BANKSHARES, INC. AND SUBSIDIARY

  Statements of Changes in Shareholders' Equity and Comprehensive Income (Loss)
                     Years ended December 31, 2004 and 2003


                                                                                                     Accumulated
                                                      Common Stock                   Retained           other
                                                      ------------                   earnings       comprehensive
                                                 Shares          Amount             (deficit)       income (loss)          Total
                                                 ------          ------             ---------       -------------          -----
Balance, December 31, 2002 ...........           609,060      $  5,866,807      $    (782,412)     $      51,066     $   5,135,461

Net income ...........................                                                 50,083                               50,083

Other comprehensive
  loss, net of tax of $43,283 ........                                                                   (73,698)          (73,698)
                                                                                                                     -------------

Comprehensive loss ...................                                                                                     (23,615)
                                                 -------      ------------      -------------      -------------     -------------

Balance,
  December 31, 2003 ..................           609,060         5,866,807           (732,329)           (22,632)        5,111,846

Net income ...........................                                                 87,721                               87,721

Other comprehensive
  loss, net of tax  of $10,549 .......                                                                   (17,962)          (17,962)
                                                                                                                     -------------

Comprehensive income .................                                                                                      69,759

Proceeds from exercise
  of stock options ...................             1,079            10,790                                                  10,790
                                                 -------      ------------      -------------      -------------     -------------

Balance, December 31, 2004 ...........           610,139      $  5,877,597      $    (644,608)     $     (40,594)    $   5,192,395
                                                 =======      ============      =============      =============     =============

The accompanying notes are an integral part of the consolidated financial statements.

                     DEKALB BANKSHARES, INC. AND SUBSIDIARY
                      Consolidated Statements of Cash Flows


                                                                                                       Years ended December 31,
                                                                                                       ------------------------
                                                                                                     2004                    2003
                                                                                                     ----                    ----
Cash flows from operating activities:
  Net income .......................................................................            $    87,721             $    50,083
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Provision for loan losses .....................................................                109,000                  95,000
     Depreciation and amortization expense .........................................                119,618                 128,922
     Gain on sale of securities available-for-sale .................................                      -                 (41,249)
     Discount accretion and premium amortization ...................................                 17,548                   9,336
     Deferred income tax provision .................................................                 52,359                  38,994
     Proceeds from sales of residential mortgages ..................................              2,647,850               7,133,835
     Disbursements for residential mortgages held-for-sale .........................             (2,527,850)             (7,133,835)
     Increase in interest receivable ...............................................                (39,058)                (10,445)
     Increase in interest payable ..................................................                 82,324                     365
     Increase in other assets ......................................................                (28,177)                (13,249)
     Decrease in other liabilities .................................................                 (2,349)                 (7,686)
                                                                                                -----------             -----------
        Net cash provided by operating activities ..................................                518,986                 250,071
                                                                                                -----------             -----------
Cash flows from investing activities:
  Purchases of securities available-for-sale .......................................             (6,576,919)             (7,053,075)
  Proceeds from sales of securities available-for-sale .............................                      -               1,755,074
  Maturities or calls of securities available-for-sale .............................              3,875,107               2,359,953
  Net increase in loans made to customers ..........................................             (5,286,410)             (5,039,354)
  Purchases of premises and equipment ..............................................               (112,290)                (72,143)
  Purchases of time deposits with other banks ......................................                 (3,416)                (97,856)
  Purchase of Federal Home Loan Bank stock .........................................               (360,500)                (70,000)
  Purchase of Community Financial Services, Inc. stock .............................               (143,213)                      -
  Sale of Federal Home Loan Bank stock .............................................                248,900                       -
                                                                                                -----------             -----------
        Net cash used by investing activities ......................................             (8,358,741)             (8,217,401)
                                                                                                -----------             -----------
Cash flows from financing activities:
  Proceeds from exercise of stock options ..........................................                 10,790                       -
  Net increase in demand deposits, interest-bearing
     transaction accounts and savings accounts .....................................              1,133,547               1,829,643
  Net increase in certificates of deposit and other
     time deposits .................................................................              3,330,289               4,648,511
  Increase in advances from Federal Home Loan Bank .................................              1,900,000               1,000,000
  Increase in securities sold under agreements to repurchase .......................              3,000,000                       -
                                                                                                -----------             -----------
        Net cash provided by financing activities ..................................              9,374,626               7,478,154
                                                                                                -----------             -----------
Net increase (decrease) in cash and cash equivalents ...............................              1,534,871                (489,176)
Cash and cash equivalents, beginning of year .......................................              2,269,695               2,758,871
                                                                                                -----------             -----------
Cash and cash equivalents, end of year .............................................            $ 3,804,566             $ 2,269,695
                                                                                                ===========             ===========

The accompanying notes are an integral part of the consolidated financial statements.

                     DEKALB BANKSHARES, INC. AND SUBSIDIARY

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

Significant Group Concentrations of Credit Risk - Most of the Company's activities are with customers located within Kershaw County in South Carolina. The types of securities in which the Company invests are discussed in Note 2. The types of lending that the Company engages in are discussed in Note 3. The
Bank does not have any significant concentrations to any one industry or customer.

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

Nonmarketable Equity Securities - Nonmarketable equity securities include the cost of the Company's investment in the stock of Federal Home Loan Bank and Community Financial Services, Inc. The stocks have no quoted market value and no ready market for them exists. Investment in the Federal Home Loan Bank is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to collateralize such borrowings. At December 31, 2004 and 2003, the Bank's investment in Federal Home Loan Bank stock was $331,600 and $220,000, respectively. At December 31, 2004, investment in Community Financial Services, Inc. was $143,213. Dividends received on these stocks are included as a separate component of interest income.

                     DEKALB BANKSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES - continued

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

Residential Mortgage Loans Held-for-Sale - The Company's residential mortgage lending activities for sale in the secondary market are comprised of accepting residential mortgage loan applications, qualifying borrowers to standards established by investors, funding residential mortgage loans and selling mortgage loans to investors under pre-existing commitments. Funded residential mortgages held temporarily for sale to investors are recorded at the lower of cost or market value. Application and origination fees collected by the Company are recognized as income upon sale to the investor.

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

Securities Sold Under Agreements to Repurchase - The Bank enters into sales of securities under agreements to repurchase. Fixed-coupon repurchase agreements are treated as financing, with the obligation to repurchase securities sold being reflected as a liability and the securities underlying the agreements remaining as assets.

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

Advertising Expense - Advertising and public relations costs are generally expensed as incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailing costs are expended in the period in which the direct mailings are sent. Advertising and public relations costs of $36,637 and $45,657, were included in the Company's results of operations for 2004 and 2003.

                     DEKALB BANKSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES - continued

Retirement Plan - The Company has a SIMPLE retirement plan covering substantially all employees. Under the plan, participants were permitted to make discretionary contributions in 2004 up to $9,000, unless age 50 and over, as to which the amount is $10,500. The Company can match employee contributions by contributing up to 1% of each employee's annual compensation. The Company matched contributions in 2004 and 2003 and charges to earnings were $3,972 and $3,096, respectively.

Stock-Based Compensation - The Company has a stock-based employee compensation plan which is further described in Note 16. The Bank accounts for the plan under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. No stock-based employee compensation cost is reflected in the net income, as all stock options granted under this plan had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per common share as if the Company had applied the fair value recognition provisions of Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", to stock-based employee compensation for the years ended December 31, 2004 and 2003.

                                                       2004            2003
                                                       ----            ----
Net income, as reported ........................    $   87,721       $ 50,083
Deduct: Total stock-based employee
  compensation expense determined
  under fair value based method
  for all awards, net of related tax effects ...         7,858          1,540
                                                    ----------       --------
Pro forma net income ...........................    $   79,863       $ 48,543
                                                    ==========       ========
Income per share:
  Basic - as reported ..........................    $     0.14       $   0.08
                                                    ==========       ========
  Basic - pro forma ............................    $     0.13       $   0.08
                                                    ==========       ========
  Diluted - as reported ........................    $     0.14       $   0.08
                                                    ==========       ========
  Diluted - pro forma ..........................    $     0.13       $   0.08
                                                    ==========       ========

Income Per Common Share - Basic income per share represents income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method.

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

The components of other comprehensive loss and related tax effects for the years ended December 31, 2004 and 2003 are as follows:

                                                                                                       2004                  2003
                                                                                                       ----                  ----
Unrealized holding losses on securities available-for-sale ...........................             $ (28,511)             $ (75,732)
Reclassification adjustment for losses realized in net income ........................                     -                (41,249)
                                                                                                   ---------              ---------
Net unrealized losses on securities available-for-sale ...............................               (28,511)              (116,981)
Tax effect ...........................................................................                10,549                 43,283
                                                                                                   ---------              ---------
Net-of-tax amount ....................................................................             $ (17,962)             $ (73,698)
                                                                                                   =========              =========

                     DEKALB BANKSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES - continued

Statement of Cash Flows - For purposes of reporting cash flows, the Company considers certain highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents include amounts due from banks and federal funds sold.

During the years ended December 31, 2004 and 2003, interest paid on deposits and other borrowings amounted to $493,766 and $428,606, respectively. Income tax payments were $3,177 and $1,940 for the years ended December 31, 2004 and 2003, respectively.

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

Recent Accounting Pronouncements - In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", which amends and clarifies accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and loan commitments that relate to the origination of mortgage loans held for sale, and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 149 clarifies under what circumstances a contract with an initial net investment meets the characteristics of a derivative, clarifies when a derivative contains a financing component, amends the definition of an underlying to conform it to language used in FASB Interpretation ("FIN") No. 45, and amends certain other existing pronouncements. The pronouncement was generally effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have any impact on the financial condition or operating results of the Company.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires an issuer to classify certain financial instruments that include certain obligations, such as mandatory redemption, repurchase of the issuer's equity, or settlement by issuing equity, previously classified as equity, as liabilities or assets in some circumstances. SFAS No. 150 was generally effective for financial instruments entered into or modified after May 31, 2003, and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities which are subject to the provisions of SFAS No. 150 for the first fiscal period beginning after December 15, 2003. The adoption of SFAS No. 150 did not have any impact on the financial condition or operating results of the Company.

In  December  2004,  the FASB issued SFAS No.  153,  "Exchanges  of  Nonmonetary
Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions". The amendments made by SFAS No. 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Accounting Principles Board ("APB") Opinion No. 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. APB Opinion No. 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this statement are required to be applied prospectively. The adoption of this statement is not expected to have a material impact on the financial condition or operating results of the Company.

                     DEKALB BANKSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES - continued

Recent Accounting Pronouncements (continued) - In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS No. 123(R)"). SFAS No. 123(R) will require companies to measure all employee stock-based compensation awards using a fair value method and record such expense in its financial statements. In addition, the adoption of SFAS No. 123(R) requires additional accounting and disclosure related to the income tax and cash flow effects resulting from share-based payment arrangements. SFAS No. 123(R) is effective beginning as of the first interim or annual reporting period beginning after December 15, 2005. The Company is currently evaluating the impact that the adoption of SFAS No. 123(R) will have on its financial position, results of operations and cash flows.

In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". FIN No. 45 elaborates on the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees and warranties that it has issued. FIN 45 requires a company, at the time it issues a guarantee, to recognize an initial liability for the fair value of obligations assumed under the guarantee. The initial recognition requirements of FIN No. 45 were effective for guarantees issued or modified after December 31, 2002. The disclosure requirements were effective for financial statements for periods ending after December 15, 2002. The adoption of FIN No. 45 did not have a material impact on the Company's financial position or results of operations.

In December 2003, the FASB issued FIN No. 46 (revised), "Consolidation of Variable Interest Entities" ("FIN No. 46(R)"), which addresses consolidation by business enterprises of variable interest entities. FIN No. 46(R) requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns, or both. FIN No. 46(R) also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. FIN No. 46(R) provides guidance for determining whether an entity qualifies as a variable interest entity by considering, among other considerations, whether the entity lacks sufficient equity or its equity holders lack adequate decision-making ability. The consolidation requirements of FIN No. 46(R) applied immediately to variable interest entities created after January 31, 2003. The consolidation requirements applied to the Company's existing variable interest entities in the first reporting period ending after December 15, 2004. Certain of the disclosure requirements applied to all financial statements issued after December 31, 2003, regardless of when the variable interest entity was established. The adoption of FIN No. 46(R) did not have any impact on the Company's financial position or results of operations.

In November 2003, the Emerging Issues Task Force ("EITF") reached a consensus that certain quantitative and qualitative disclosures should be required for debt and marketable equity securities classified as available-for-sale or held-to-maturity under SFAS No. 115 and SFAS No. 124 that are impaired at the balance sheet date but for which other-than-temporary impairment has not been recognized. Accordingly the EITF issued EITF No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments". This issue addresses the meaning of other-than-temporary impairment and its application to investments classified as either available-for-sale or held-to-maturity under SFAS No. 115 and provides guidance on quantitative and qualitative disclosures. The disclosure requirements of EITF No. 03-1 are effective for annual financial statements for fiscal years ending after June 15, 2004. The effective date for the measurement and recognition guidance of EITF No. 03-1 has been delayed. The FASB staff has issued a proposed Board-directed FASB Staff Position ("FSP"), FSP EITF 03-1-a, "Implementation Guidance for the Application of Paragraph 16 of Issue No. 03-1". The proposed FSP would provide implementation guidance with respect to debt securities that are impaired solely due to interest rates and/or sector spreads and analyzed for other-than-temporary impairment under the measurement and recognition requirements of EITF No. 03-1. The delay of the effective date for the measurement and recognition requirements of EITF No. 03-1 will be superseded concurrent with the final issuance of FSP EITF 03-1-a. Adopting the disclosure provisions of EITF No. 03-1 did not have any impact on the Company's financial position or results of operations.

                     DEKALB BANKSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES - continued

Recent Accounting Pronouncements (continued) - In March 2004, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 105, "Application of Accounting Principles to Loan commitments," to inform registrants of the Staff's view that the fair value of the recorded loan commitments should not consider the expected future cash flows related to the associated servicing of the future loan. The provisions of SAB No. 105 must be applied to loan commitments accounted for as derivatives that are entered into after March 31, 2004. The Staff will not object to the application of existing accounting practices to loan commitments accounted for as derivatives that are entered into on or before March 31, 2004, with appropriate disclosures. The Company adopted the provisions of SAB No. 105 on April 1, 2004. The adoption of SAB No. 105 did not have a material impact on the Company's financial condition or results of operations.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

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


NOTE 2 - INVESTMENT SECURITIES

Securities available-for-sale consisted of the following:

                                                                                                Gross Unrealized
                                                                           Amortized            ----------------         Estimated
                                                                             Cost            Gains          Losses       Fair Value
                                                                             ----            -----          ------       ----------
December 31, 2004
   Securities of U.S. government agencies and corporations .........      $2,509,614      $    5,252      $   13,359      $2,501,507
   Mortgage-backed securities ......................................       7,149,205           2,214          58,541       7,092,878
                                                                          ----------      ----------      ----------      ----------
      Total ........................................................      $9,658,819      $    7,466      $   71,900      $9,594,385
                                                                          ==========      ==========      ==========      ==========
December 31, 2003
   Securities of U.S. government agencies and corporations .........      $1,000,311      $    4,099      $        -      $1,004,410
   Mortgage-backed securities ......................................       5,974,245           9,474          49,497       5,934,222
                                                                          ----------      ----------      ----------      ----------
      Total ........................................................      $6,974,556      $   13,573      $   49,497      $6,938,632
                                                                          ==========      ==========      ==========      ==========

                     DEKALB BANKSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

NOTE 2 - INVESTMENT SECURITIES - continued

The following is a summary of maturities of securities available-for-sale. The amortized cost and estimated fair values are based on the contractual maturity dates. Actual maturities may differ from the contractual maturities because borrowers may have the right to prepay obligations with or without penalty. No maturity schedule is presented for mortgage-backed securities since paydowns are expected before contractual maturity dates.

                                                                                           December 31,
                                                                                           ------------
                                                                             2004                                  2003
                                                                             ----                                  ----
                                                                  Amortized         Estimated           Amortized         Estimated
                                                                    Cost            Fair Value             Cost           Fair Value
                                                                    ----            ----------             ----           ----------
Due after one year but within five years ...............         $2,509,614         $2,501,507         $1,000,311         $1,004,410
Mortgage-backed securities .............................          7,149,205          7,092,878          5,974,245          5,934,222
                                                                 ----------         ----------         ----------         ----------

    Total ..............................................         $9,658,819         $9,594,385         $6,974,556         $6,938,632
                                                                 ==========         ==========         ==========         ==========

The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004.

Securities Available for Sale

                                                     Less than                   Twelve months
                                                   twelve months                    or more                         Total
                                                   -------------                    -------                         -----
                                                           Unrealized                     Unrealized                      Unrealized
                                          Fair value         losses       Fair value        losses        Fair value        losses
                                          ----------         ------       ----------        ------        ----------        ------
Securities of U.S.
  government agencies
  and corporations .................      $1,986,641      $   13,359      $        -      $        -      $1,986,641      $   13,359
Mortgage-backed securities .........       5,258,796          34,780       1,041,757          23,761       6,300,553          58,541
                                          ----------      ----------      ----------      ----------      ----------      ----------
                                          $7,245,437      $   48,139      $1,041,757      $   23,761      $8,287,194      $   71,900
                                          ==========      ==========      ==========      ==========      ==========      ==========

The unrealized losses for more than twelve months relate to two mortgage-backed securities. The losses are directly related to fluctuations in interest rates.

At December 31, 2004 and 2003, investment securities with a book value of $9,556,897 and $5,085,359 and a market value of $9,491,412 and $5,042,535, respectively, were pledged as collateral to secure public deposits and for other purposes as required or permitted by law.

For the years ended December 31, 2004 and 2003, proceeds from sales of securities available-for-sale amounted to $0 and $1,755,074, respectively. Gross realized gains amounted to $0 and $41,249, respectively. There were no gross realized losses in either year.

                     DEKALB BANKSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

NOTE 3 - LOANS RECEIVABLE

Loans receivable consisted of the following:

                                                             December 31,
                                                             ------------
                                                      2004                2003
                                                      ----                ----
Mortgage loans on real estate:
  Residential 1-4 family ...................       $10,029,077       $ 8,729,807
  Commercial ...............................         7,699,603         7,038,179
  Construction .............................         2,426,209         1,162,574
  Second mortgages .........................            99,595           105,743
  Equity lines of credit ...................         1,880,511         1,359,870
                                                   -----------       -----------
                                                    22,134,995        18,516,173
Commercial and industrial ..................         3,278,822         1,831,844
Consumer and other .........................         1,229,220         1,276,132
                                                   -----------       -----------
     Total gross loans .....................       $26,643,037       $21,504,149
                                                   ===========       ===========

Transactions in the allowance for loan losses for the years ended December 31, 2004 and 2003 are summarized below:

                                                          2004           2003
                                                          ----           ----
Balance, beginning of year .......................     $ 305,000      $ 245,000
Provision charged to operations ..................       109,000         95,000
Recoveries on loans previously charged-off .......         5,184              -
Loans charged-off ................................      (152,706)       (35,000)
                                                       ---------      ---------
     Balance, end of year ........................     $ 266,478      $ 305,000
                                                       =========      =========

There were no loans in nonaccrual status, no loans past due ninety days or more and still accruing interest and no restructured loans at December 31, 2004. There were $126,765 in nonaccrual loans at December 31, 2003. There were no loans past due ninety days or more and still accruing interest, and no restructured loans at December 31, 2003.


NOTE 4 - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

                                                            December 31,
                                                            ------------
                                                      2004               2003
                                                      ----               ----
Land .....................................        $  400,000         $  400,000
Land improvements ........................           102,474            102,474
Building .................................           759,470            758,871
Furniture and equipment ..................           612,786            501,104
                                                  ----------         ----------
                                                   1,874,730          1,762,449
Less, accumulated depreciation ...........          (463,318)          (352,247)
                                                  ----------         ----------
Premises and equipment, net ..............        $1,411,412         $1,410,202
                                                  ==========         ==========

Depreciation expense for the years ended December 31, 2004 and 2003 was $111,080 and $128,922, respectively.

                     DEKALB BANKSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

NOTE 5 - DEPOSITS

At December 31, 2004, the scheduled maturities of certificates of deposit were as follows:
                                                              Amount
                                                              ------
     2005                                                 $  16,210,093
     2006                                                     1,609,769
     2007                                                       277,865
     2008                                                            -
     2009                                                       161,086
                                                          -------------
                                                          $  18,258,813

NOTE 6 - SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE

Information   concerning  securities  sold  under  agreement  to  repurchase  is summarized as follows for the year ended December 31, 2004:

                                                                    2004
                                                                    ----
     Average balance during the year ......................   $   2,852,055
     Average interest rate during the year ................            2.95%
     Maximum month-end balance during the year ............       3,000,000

The agreement has a maturity date of January 20, 2007 and bears a fixed interest rate of 2.95%. Mortgage-backed securities with a book value of $3,106,649 and a market value of $3,105,795 at December 31, 2004 are used as collateral for the agreement.

NOTE 7 - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank consisted of the following:

                                                                                                     December 31,
                                                                                                     ------------
                                                                Interest                   2004                     2003
  Description                                                     Rate                   Balance                   Balance
                                                                  ----                   -------                   -------
  Fixed rate advances maturing:
    August 26, 2005 .....................................         2.47%              $    1,000,000            $           -
    September 6, 2011 ...................................         3.23                      500,000                   500,000
    July 23, 2012 .......................................         3.87                    1,000,000                 1,000,000
  Variable rate advance maturing:
    March 10, 2006 ......................................         2.46                      400,000                   400,000
  Daily rate advance maturing:
    November 1, 2004 ....................................         1.17                           -                  2,100,000
    November 1, 2005 ....................................         2.44                    3,000,000                        -
                                                                                     --------------            --------------
                                                                                     $    5,900,000            $    4,000,000
                                                                                     ==============            ==============

Scheduled principal reductions of Federal Home Loan Bank advances are as follows:

         2005                                          $    4,000,000
         2006                                                 400,000
         After five years                                   1,500,000
                                                       --------------
                                                       $    5,900,000

As collateral, the Company has given a blanket lien on its first mortgage loans on one to four family residential loans aggregating $10,029,077 at December 31, 2004. In addition, the Company's Federal Home Loan Bank stock is pledged to secure the borrowings. Certain advances are subject to prepayment penalties.

                     DEKALB BANKSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

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


NOTE 9 - SUBLEASE INCOME

The Company leases office space in the headquarters building to one of its directors on a year-to-year basis. The tenant has the right to renew the lease for one year periods. Income received by the Company on this lease for the years ended December 31, 2004 and 2003 totaled $10,800 in each year.


NOTE 10 - OTHER OPERATING EXPENSE

Other operating expense for the years ended December 31, 2004 and 2003 is summarized below:

                                                          2004             2003
                                                          ----             ----
Professional fees ..............................        $ 86,001        $ 61,031
Printing and office supplies ...................          41,534          53,963
Advertising and public relations ...............          36,637          45,657
Data processing ................................         144,993         137,256
Insurance ......................................          25,925          16,863
ATM expense ....................................          31,300          22,575
Other ..........................................         181,005         172,082
                                                        --------        --------
                                                        $547,395        $509,427
                                                        ========        ========

NOTE 11 - INCOME TAXES
Income tax expense (benefit) for the years ended December 31, 2004 and 2003 is summarized as follows:

                                                        2004             2003
                                                        ----             ----
  Current portion
    Federal ....................................       $      -        $      -
    State ......................................          1,466           7,807
                                                       --------        --------
       Total current ...........................          1,466           7,807
                                                       --------        --------
  Deferred taxes ...............................         40,138         (20,342)
                                                       --------        --------
  Income tax expense (benefit) .................       $ 41,604        $(12,535)
                                                       ========        ========

Income taxes are allocated as follows:

  To continuing operations .....................       $ 52,153        $ 30,748
  To shareholders' equity ......................        (10,549)        (43,283)
                                                       --------        --------
    Income tax expense (benefit) ...............       $ 41,604        $(12,535)
                                                       ========        ========

                     DEKALB BANKSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

NOTE 11 - INCOME TAXES - continued

The components of the net deferred tax asset were as follows:
                                                                 December 31,
                                                                 ------------
                                                              2004         2003
                                                              ----         ----
Deferred tax assets:
  Allowance for loan losses ............................    $ 82,069    $100,341
  Net operating loss carryforward ......................     219,774     218,377
  Organization costs ...................................      37,739      70,087
  Unrealized loss on securities available-for-sale .....      23,841      13,292
  Other ................................................       2,499       1,938
                                                            --------    --------
  Total deferred tax assets ............................     365,922     404,035
                                                            --------    --------
Deferred tax liabilities:
  Accumulated depreciation .............................      16,262      14,237
                                                            --------    --------
  Total deferred tax liabilities .......................      16,262      14,237
                                                            --------    --------
  Net deferred tax asset ...............................    $349,660    $389,798
                                                            ========    ========

Deferred tax assets represent the future tax benefit of future deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. Management has determined that it is more likely than not that the entire deferred tax asset at December 31, 2004 will be realized, and accordingly, has not established a valuation allowance. Deferred tax assets are included in other assets.

The Company has a net operating loss carryforward for income tax purposes of $644,589 as of December 31, 2004. This net operating loss expires in the year 2022.

A reconciliation between the income tax expense and the amount computed by applying the Federal statutory rate of 34% for the years ended December 31, 2004 and 2003 to income before income taxes follows:

                                                             2004         2003
                                                             ----         ----
Tax expense at statutory rate .........................    $ 51,753     $ 27,483
State income tax, net of federal income tax effect ....       2,662        1,671
Other .................................................      (2,262)       1,594
                                                           --------     --------
   Income tax expense .................................    $ 52,153     $ 30,748
                                                           ========     ========


NOTE 12 - RELATED PARTY TRANSACTIONS

Certain parties (principally certain directors and executive officers of the Company, their immediate families and business interests) were loan customers of and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. As of December 31, 2004 and 2003, the Company had related party loans totaling $1,483,549 and $1,219,580, respectively. During 2004, $963,699 of new loans were made to related parties and repayments totaled $699,730.

The Company leases office space to an attorney who is also a director. Rental income from this director totaled $10,800 per year for the years ended December 31, 2004 and December 31, 2003. This same director also serves as legal counsel to the Bank. The amount paid to this director for legal services totaled $9,125 and $8,516 for the years ended December 31, 2004 and 2003, respectively.

Deposits from related parties held by the Bank at December 31, 2004 and 2003 totaled $1,220,010 and $331,936, respectively.

                     DEKALB BANKSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

NOTE 13 - COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company may, from time to time, become a party to legal claims and disputes. At December 31, 2004 management, after consultation with legal counsel, is not aware of any pending or threatened litigation or unasserted claims or assessments that could result in losses, if any, that would be material to the financial statements.


NOTE 14 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. The fair market value of these instruments is not material to the consolidated financial statements.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The fair market value of these instruments is not material to the consolidated financial statements.

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

The  following  table  summarizes  the  Company's   off-balance-sheet  financial
instruments whose contract amounts represent credit risk:

                                                             December 31,
                                                             ------------
                                                        2004             2003
                                                        ----             ----
Commitments to extend credit ...............        $4,897,326        $2,976,816
Standby letters of credit ..................            83,030           121,373

Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions.

                     DEKALB BANKSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

NOTE 15 - INCOME PER COMMON SHARE

Earnings per share - basic is computed by dividing net income by the weighted average number of common shares outstanding. Earnings per share - diluted is computed by dividing net income by the weighted average number of common shares outstanding and dilutive common share equivalents using the treasury stock method.

                                                                                                          For the years ended
                                                                                                               December 31,
                                                                                                               ------------
                                                                                                       2004                  2003
                                                                                                       ----                  ----
Basic earnings per share:
Net income available to common shareholders ..........................................               $ 87,721               $ 50,083
                                                                                                     ========               ========
Weighted average common shares outstanding - basic ...................................                609,358                609,060
                                                                                                     ========               ========
Basic earnings per share .............................................................               $   0.14               $   0.08
                                                                                                     ========               ========
Diluted earnings per share:
Net income available to common shareholders ..........................................               $ 87,721               $ 50,083
                                                                                                     ========               ========
Weighted average common shares outstanding - basic ...................................                609,358                609,060
Incremental shares from assumed conversion
  of stock options ...................................................................                  2,155                      -
                                                                                                     --------               --------
Weighted average common shares outstanding - diluted .................................                611,513                609,060
                                                                                                     ========               ========
Diluted earnings per share ...........................................................               $   0.14               $   0.08
                                                                                                     ========               ========

NOTE 16 - STOCK COMPENSATION PLAN

On October 18, 2001, the Board of Directors adopted the "2001 Stock Option Plan" (the Plan). The Plan provides for grants of "Incentive Stock Options," within the meaning of section 422 of the Internal Revenue Code and "Non-qualified Stock Options" which are options that do not so qualify. The Plan provides for the issuance of 100,000 shares of the Company's common stock to officers, key employees and other persons. Options may be granted for a term of up to ten years from the effective date of grant and become exercisable within six months of the grant date. Vesting periods vary by employee. The Board of Directors determines the per-share exercise price, but for incentive stock options the price may not be less than 100% of the fair value of a share of common stock on the date the option is granted. There were no incentive stock options issued in 2004. During 2003, 4,000 incentive stock options were issued to officers and employees. There were no non-qualified stock options at December 31, 2004 or 2003.

In calculating the pro forma disclosures (adjusted for the effects of expensing the options), the fair value of options granted is estimated as of the date granted using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2003: dividend yield of 0 percent; expected volatility of 0 percent; risk-free interest rate of 4.36 percent; and expected life of 10 years.

A summary of the status of the Company's stock option plan as of December 31, 2004 and 2003, and changes during the period is presented below:

                                                                         2004                              2003
                                                                -------------------------        -----------------------------
                                                                                Weighted-                            Weighted-
                                                                                  Average                             Average
                                                                                 Exercise                             Exercise
                                                                 Shares            Price         Shares                Price
                                                                 ------            -----         ------                -----
Outstanding at beginning of year ...................            88,000            $10.00         85,000                $10.00
Granted ............................................                 -             10.00          4,000                 10.00
Exercised ..........................................            (1,079)                -              -                     -
Forfeited ..........................................           (42,921)            10.00         (1,000)                    -
                                                               -------                           ------
Outstanding at end of year .........................            44,000                           88,000
                                                               =======                           ======

                     DEKALB BANKSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

NOTE 16 - STOCK COMPENSATION PLAN

The following table summarizes information about stock options outstanding under the Company's plan at December 31, 2004:

                                                     Outstanding     Exercisable
                                                     -----------     -----------

       Number of options .......................        44,000         44,000
       Weighted average remaining life .........       7 years        7 years
       Weighted average exercise price .........      $  10.00       $  10.00
       High exercise price .....................      $  10.00       $  10.00
       Low exercise price ......................      $  10.00       $  10.00

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

As of December 31, 2004, the most recent notifications from the Bank's primary regulator categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events that management believes have changed the Bank's categories.

The following table summarizes the capital ratios and the regulatory minimum requirements of the Bank at December 31, 2004 and 2003.

                                                                                                                    To Be Well-
                                                                                                                 Capitalized Under
                                                                                          For Capital            Prompt Corrective
                                                                   Actual              Adequacy Purposes         Action Provisions
                                                                   ------              -----------------         -----------------
                                                            Amount       Ratio         Amount      Ratio         Amount       Ratio
                                                            ------       -----         ------      -----         ------       -----
December 31, 2004
  Total capital (to risk-weighted assets) .............  $5,482,000      19.32%     $2,269,600      8.00%     $2,837,000      10.00%
  Tier 1 capital (to risk-weighted assets) ............   5,216,000      18.39%      1,134,800      4.00%      1,702,200       6.00%
  Tier 1 capital (to average assets) ..................   5,216,000      12.56%      1,661,720      4.00%      2,077,150       5.00%
December 31, 2003
  Total capital (to risk-weighted assets) .............  $5,398,000      24.74%     $1,745,360      8.00%     $2,181,700      10.00%
  Tier 1 capital (to risk-weighted assets) ............   5,125,000      23.49%        872,680      4.00%      1,309,020       6.00%
  Tier 1 capital (to average assets) ..................   5,125,000      16.01%      1,280,200      4.00%      1,600,250       5.00%

The Federal Reserve has similar requirements for bank holding companies. The Company is not currently subject to these requirements because the Federal Reserve applies its guidelines on a bank-only basis for bank holding companies with less than $150,000,000 in consolidated assets.

                     DEKALB BANKSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

NOTE 18 - UNUSED LINE OF CREDIT

At December 31, 2004, the Company had unused lines of credit to purchase federal funds from other financial institutions totaling $1,900,000. Under the terms of the agreements, the Company may borrow at mutually agreed-upon rates for one to fourteen day periods. In addition, the Company has a line of credit with the Federal Home Loan Bank to borrow funds up to 20% of the Bank's total assets, or a borrowing capacity of $8,511,000 at December 31, 2004. As of December 31, 2004, the Company had borrowed $5,900,000 on this line.


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

Securities Sold Under Agreements to Repurchase - The fair value of securities sold under agreements to repurchase is estimated using a discounted cash flow calculation that applies the current borrowing rate to a similar instrument at year end.

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

Off-Balance Sheet Financial Instruments - In the ordinary course of business, the Company enters into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit. These financial instruments are recorded in the financial statements when they become payable by the customer.

                     DEKALB BANKSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

NOTE 19 - FAIR VALUE OF FINANCIAL INSTRUMENTS - continued

The carrying values and estimated fair values of the Company's financial instruments are as follows:

                                                                                             December 31,
                                                                                             ------------
                                                                             2004                                  2003
                                                                             ----                                  ----
                                                                    Amount          Fair Value            Amount          Fair Value
                                                                    ------          ----------            ------          ----------
Financial Assets:
Cash and due from banks ................................        $   629,566        $   629,566        $   867,695        $   867,695
Federal funds sold .....................................          3,175,000          3,175,000          1,402,000          1,402,000
Securities available-for-sale ..........................          9,594,385          9,594,385          6,938,632          6,938,632
Nonmarketable securities ...............................            474,813            474,813            220,000            220,000
Loans receivable .......................................         26,643,037         26,599,945         21,624,149         22,059,658
Accrued interest receivable ............................            150,875            150,875            111,817            111,817

Financial Liabilities:
Demand deposit, interest-bearing
   transaction, and savings accounts ...................         10,051,565         10,051,565          8,918,018          8,918,018
Certificates of deposit and other
   time deposits .......................................         18,258,813         18,302,282         14,928,524         14,954,641
Securities sold under agreements
   to repurchase .......................................          3,000,000          2,959,900                  -                  -
Advances from the Federal Home
   Loan Bank ...........................................          5,900,000          5,833,842          4,000,000          3,905,438
Accrued interest payable ...............................            120,117            120,117             37,793             37,793

Off-Balance Sheet Financial Instruments:
Commitments to extend credit ...........................          4,897,326                  -          2,976,816                  -
Standby letters of credit ..............................             83,030                  -            121,373                  -


NOTE 20 - DEKALB BANKSHARES, INC. (PARENT COMPANY ONLY)

Presented below are the condensed financial statements for DeKalb Bankshares, Inc. (Parent Company Only).

                            Condensed Balance Sheets

                                                               December 31,
                                                               ------------
                                                            2004          2003
                                                            ----          ----
Assets
  Cash .............................................    $   13,502    $    5,615
  Investment in banking subsidiary .................     5,174,715     5,103,040
  Other assets .....................................         4,178         3,191
                                                        ----------    ----------
      Total assets .................................    $5,192,395    $5,111,846
                                                        ==========    ==========

Liabilities and shareholders' equity
  Shareholders' equity .............................    $5,192,395    $5,111,846
                                                        ----------    ----------
      Total liabilities and shareholders' equity ...    $5,192,395    $5,111,846
                                                        ==========    ==========

                     DEKALB BANKSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

NOTE 20 - DEKALB BANKSHARES, INC. (PARENT COMPANY ONLY) - continued
------------------------------------------------------

                        Condensed Statement of Operations

                                                                                                         Years ended December 31,
                                                                                                         ------------------------
                                                                                                      2004                    2003
                                                                                                      ----                    ----
Income ................................................................................              $      -               $ 15,000

Expenses
  Other expenses ......................................................................                 2,903                  9,384
                                                                                                     --------               --------

Income (loss) before income taxes and equity in
  undistributed earnings of banking subsidiary ........................................                (2,903)                 5,616

  Income tax benefit ..................................................................                   987                  3,191

  Equity in undistributed earnings of banking subsidiary ..............................                89,637                 41,276
                                                                                                     --------               --------

       Net income .....................................................................              $ 87,721               $ 50,083
                                                                                                     ========               ========

                       Condensed Statements of Cash Flows

                                                                                                          For the years ended
                                                                                                              December 31,
                                                                                                              ------------
                                                                                                       2004                   2003
                                                                                                       ----                   ----
Cash flows from operating activities:
  Net income ...........................................................................             $ 87,721              $ 50,083
  Adjustments to reconcile net income to net cash
    provided (used) by operating activities:
     Increase in other assets ..........................................................                 (987)               (3,192)
     Equity in undistributed earnings of banking subsidiary ............................              (89,637)              (41,276)
                                                                                                     --------              --------

       Net cash provided (used) by operating activities ................................               (2,903)                5,615
                                                                                                     --------              --------

Cash flows from financing activities:
  Proceeds from exercise of stock options ..............................................               10,790                     -
                                                                                                     --------              --------

       Net cash provided by financing activities .......................................               10,790                     -
                                                                                                     --------              --------

Net increase in cash and cash equivalents ..............................................                7,887                 5,615

Cash and cash equivalents, beginning of year ...........................................                5,615                     -
                                                                                                     --------              --------

Cash and cash equivalents, end of year .................................................             $ 13,502              $  5,615
                                                                                                     ========              ========